                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                       INTEGRATED HEALTH SERVICES, INC.,

                              T2 MEDICAL, INC.,

                CORAM HEALTHCARE CORPORATION OF GREATER NEW YORK

                                      AND

                          CORAM HEALTHCARE CORPORATION


                             DATED: AUGUST 20, 1997

                               PURCHASE AGREEMENT

                               TABLE OF CONTENTS


ARTICLE I

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
             1.1     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
             1.2     Other Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE II

PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
             2.1     Transfer of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
             2.2     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
             2.3     Excluded Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
             2.4     Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
             2.5     Escrow Distributions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
             2.6     Closing Costs; Transfer Taxes and Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
             2.7     Tax Clearance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE III

CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
             3.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
             3.2     Conveyances at Closing and Other Closing Documents   . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
             4.1     Organization of Sellers and the Entities; Organizational Documents; HMSGI; LCSI  . . . . . . . .  17
             4.2     Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
             4.3     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
             4.4     Absence of Certain Changes or Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
             4.5     Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
             4.6     Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
             4.7     Permits; Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
             4.8     No Conflict or Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             4.9     Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             4.10    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             4.11    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
             4.12    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             4.13    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             4.14    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             4.15    No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             4.16    No Other Agreement to Sell the Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
             4.17    Proprietary Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
             4.18    Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
             4.19    Transactions with Certain Persons  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
             4.20    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

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
             4.21    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
             4.22    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             4.23    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             4.24    Payments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             4.25    Customers, Distributors and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
             4.26    Compliance With Environmental Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
             4.27    Compliance with Health Care Laws; Settlement Agreement   . . . . . . . . . . . . . . . . . . . .  37
             4.28    Parent Fairness Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
             5.1     Organization of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
             5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
             5.3     No Conflict or Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             5.4     Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             5.5     No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             5.6     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             5.7     Buyer Fairness Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VI

COVENANTS OF SELLERS AND BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
             6.1     Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
             6.2     No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
             6.3     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
             6.4     Access by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
             6.5     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
             6.6     Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
             6.7     Assistance with Partnership Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
             6.8     Employee Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
             6.9     Non-Compete Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
             6.10    Section 338(h)(10) Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE VII

CONDITIONS TO SELLERS' OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
             7.1     Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
             7.2     Consents and Regulatory Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
             7.3     No Actions or Court Orders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
             7.4     Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
             7.5     Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
             7.6     Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
             7.7     Assumption Document  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
             7.8     Put Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE VIII

CONDITIONS TO BUYER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
             8.1     Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
             8.2     Consents and Regulatory Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
             8.4     Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50


             8.5     Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
             8.6     Consents of Partners of the Partnerships; Amendment of Agreements  . . . . . . . . . . . . . . .  50
             8.7     Conveyancing Documents; Release of Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . .  51
             8.8     Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE IX

CONSENTS TO ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
             9.1     Consents to Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE X

ACTIONS BY SELLERS AND BUYER
AFTER THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
             10.1    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
             10.2    Cooperation and Records Retention; Payment of Liabilities  . . . . . . . . . . . . . . . . . . .  52
             10.3    Survival of Representations, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
             10.4    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
             (h)     Bulk Sales   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
             10.5    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE XI
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
             11.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
             11.2    Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
             11.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
             11.4    Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
             11.5    Entire Agreement, Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
             11.6    Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
                     11.7     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
             11.8    Invalidity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
             11.9    Titles; Gender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
             11.10   Public Statements and Press Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
             11.11   Confidential Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
             11.12   Cumulative Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
             11.13   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

                                    EXHIBITS

Exhibit
A            Sellers' Economic Interests in the Entities                A-1
B            Reserved
C            Non-Competition Agreements                                 C-1
D            Bill of Sale                                               D-1
E            Assignment of Contract Rights                              E-1
F            Reserved
G            Assumption of Certain Liabilities                          G-1
H            Non-Compete and Confidentiality Agreement                  H-1
I            Reserved
J            Servicetrends Facilities                                   K-1
K            Reserved
L            Put Agreements
M            Opinion of Buyer's Counsel                                 M-1
N            Opinion of Sellers' Counsel                                N-1

                               PURCHASE AGREEMENT


             This Purchase Agreement, dated as of August 19, 1997, is entered into by and among Integrated Health Services, Inc., a Delaware corporation ("Buyer"), T2 Medical, Inc., a Delaware corporation ("T2"), Coram Healthcare Corporation of Greater New York, a New York Corporation ("Coram New York"), and Coram Healthcare Corporation, a Delaware corporation ("Parent").

             In consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                       I.

                                  DEFINITIONS

             I.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                     "1997 Budget Acts" shall mean the Taxpayer Relief Act of 1997 and the Balanced Budget Bill of 1997.


                     "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, governmental inquiry (including any request for information), criminal prosecution, investigation or unfair labor practice charge or complaint.

                     "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                     "Assets" shall mean all (i) right, title and interest of the Sellers and their Affiliates (including TLI but excluding the Partnerships) in, under and to Partnership Agreements, (ii) right, title and interest of the Sellers and their Affiliates (including TLI but excluding the Partnerships) in, under and to Management Agreements, (iii) LCSI Stock (unless Buyer shall elect to purchase the assets of LCSI in which event such assets shall constitute Assets hereunder), (iv) HMSGI Stock (unless Buyer shall elect to purchase the assets of HMSGI in which event such assets shall constitute Assets hereunder),
(v) Servicetrends Stock, (vi) Contract Rights, (vii) Books and Records, (viii) Proprietary Rights, (ix) Permits of the Sellers (to the extent transferable),
(x) right, title and interest of the Sellers and their Affiliates (including TLI but excluding the Partnerships) in and to claims, causes of action, choses in action, rights of recovery and of set-off of any kind, against any person or entity, arising in connection with or related to the Business, including, without limitation, any liens, security interests, pledges or other rights to payment, (xi) supplies, sales literature, promotional literature, customer and supplier lists, art work, display units, telephone and fax numbers and purchasing records, in each case relating primarily to the Business and (xii) of the Sellers and their Affiliates (including TLI but excluding the Partnerships) other prospects, assets and rights of whatever nature and wherever located and used or useful primarily in connection with the Business, including those acquired as contemplated by Section 6.6 hereof, those held in the name of LMA and those held by or in the name of TLI.

                     "Atlanta Management Agreement" shall mean that certain Amended and Restated North Georgia Lithotripsy Associates, Inc. Management Agreement dated July 1, 1992 by and among North Georgia Lithotripsy Partners of Atlanta and Heritage Group, Inc., under which T2 subsequently assumed the rights, duties and obligations of Heritage Group, Inc. pursuant to that certain Assignment, Assumption and Delegation Agreement dated December 31, 1992 by and between T2 and Heritage Group, Inc.

                     "Atlanta Partnership" shall mean North Georgia Lithotripsy Partners of Atlanta, a Georgia general partnership, established pursuant to the Atlanta Partnership Agreement.

                     "Atlanta Partnership Agreement" shall mean that certain Agreement of North Georgia Lithotripsy Partners of Atlanta dated July 1, 1992 by and among T2 and North Georgia Lithotripsy, L.P., a Georgia limited partnership.

                     "Augusta Management Agreement" shall mean that certain Amended and Restated North Georgia Lithotripsy, J.V. Management Agreement dated July 1, 1992 by and among Augusta Partnership and Heritage Group, Inc., under which T2 subsequently assumed the rights, duties and obligations of Heritage Group, Inc. pursuant to that certain Assignment, Assumption and Delegation Agreement dated December 31, 1992 by and between T2 and Heritage Group, Inc.

                     "Augusta Partnership" shall mean North Georgia Lithotripsy Partners of Augusta, a Georgia general partnership, established pursuant to the Augusta Partnership Agreement.

                     "Augusta Partnership Agreement" shall mean that certain Partnership Agreement of North Georgia Lithotripsy Partners of Augusta dated July 1, 1992, by and among T2 and North Georgia Lithotripsy, J.V., a Georgia joint venture.

                     "Balance Sheet" shall mean the unaudited consolidated balance sheet as of June 30, 1997 included in the Financial Statements.

                     "Balance Sheet Date" shall mean June 30, 1997.

                     "Bay Area Partnership" shall mean Bay Area Partners, a Florida general partnership, established pursuant to the Bay Area Partnership Agreement.

                     "Bay Area Partnership Agreement" shall mean that certain Partnership Agreement of Bay Area Partners dated January 1, 1992 by and among T2 and Bay Area Renal Stone Center, Ltd., a Florida limited partnership, as amended.

                     "Books and Records" shall mean (a) all records and lists primarily pertaining to the Assets, (b) all records and lists pertaining primarily to the Business or to customers, suppliers or personnel of any of the Entities associated primarily with the Business, (c) all product, business and marketing plans of Sellers primarily relating to the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Sellers primarily relating to the Business, other than documents of the Sellers covered by the attorney-client privilege.

                     "Business" shall mean the lithotripsy, service business and lithotripsy equipment maintenance business conducted by the Parent and its Affiliates (including the

Entities and all assets, rights and liabilities of the Entities relating to the Business) currently, at any time in the past or at any time in the future, up to and including the Closing Date, including the Servicetrends Business but excluding the Excluded Assets and Excluded Liabilities.

                     "Cincinnati Partnership" shall mean Lithotripsy Partners of Cincinnati, an Ohio general partnership, established pursuant to the Cincinnati Partnership Agreement.

                     "Cincinnati Partnership Agreement" shall mean that certain Partnership Agreement of Lithotripsy Partners of Cincinnati dated January 1, 1993 by and among T2 and Urology Limited Partnership, an Ohio limited partnership, as amended.

                     "Closing Date" shall mean the date of the Closing.

                     "Coastal Management Agreement" shall mean that certain Coastal Lithotripsy Associates, L.P. Management Agreement dated as of August 30, 1991 by and between Coastal Lithotripsy Associates, L.P. and Heritage Group, Inc., under which T2 subsequently assumed the rights, duties and obligations of Heritage Group, Inc. pursuant to that certain Assignment, Assumption and Delegation Agreement dated December 31, 1992 by and between T2 and Heritage Group, Inc.

                     "Coastal Partnership" shall mean Coastal Lithotripsy Associates, L.P., a Georgia limited partnership, established pursuant to the Coastal Partnership Agreement.

                     "Coastal Partnership Agreement" shall mean that certain Amended Limited Partnership Agreement of Coastal Lithotripsy Associates, L.P. dated August 30, 1991 by and among HMSGI and the limited partners named therein, as amended.

                     "Cobb Partnership" shall mean Cobb Regional Lithotripsy Partners, a Georgia general partnership, established pursuant to the Cobb Partnership Agreement.

                     "Cobb Partnership Agreement" shall mean that certain General Partnership Agreement of Cobb Regional Lithotripsy Partners dated April 1, 1991 by and among T2 and Cobb Regional Lithotripsy Services, Inc., a
Georgia corporation.

                     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                     "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, guaranty, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, capital or operating Lease, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which (i) any Entity is a party or is bound or (ii) any Seller is a party or is bound and which relates primarily to the Business or the Assets.

                     "Contract Rights" shall mean all of Sellers' rights and obligations under (i) the Partnership Agreements and Put Agreements, (ii) the other Contracts listed on Schedule 4.6 and (iii) any other Contract entered into in the conduct of the Business.

                     "Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights.

                     "Corporations" shall mean HMSGI, LCSI, Servicetrends, T2, TLII and TLI.

                     "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

                     "Default" shall mean (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

                     "Disclosure Schedule" shall mean a schedule executed and delivered to Buyer as of the date hereof by the Sellers which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to all schedules included in the Disclosure Schedule.

                     "EBITDA" shall mean, with respect to the Business or any part thereof, the income from operations of the Business or such part for the relevant period determined in accordance with the accounting practices of the relevant operations of the Entities comprising the Business consistently applied with prior periods, plus the amount of depreciation and amortization deducted in computing income from operations.

                     "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the name thereof.

                     "Entities" shall mean the Partnerships and Corporations.

                     "Excluded Assets" shall mean (i) all rights of Sellers to any refund of income taxes paid by Sellers for any period prior to the Closing in respect of its interest in any Partnership or in respect of Servicetrends,
(ii) all tangible personal property of any of Sellers (other than Books and Records) that are located at Parent's Denver, Colorado office at 1125 Seventeenth Street, Suite 2100 and the Alpharetta, Georgia office at 1121 Alderman Drive which are not used or held for use principally in the Business,
(iii) all rights under any Contract otherwise assigned to Buyer (or the benefit of which is provided to Buyer as provided herein) to assert any set offs, defenses or counterclaim in respect of any Excluded Liability; (iv) all cash or cash equivalents held by any of Sellers in respect of the Business but not the cash and cash equivalents of the Partnerships and (v) the rights of Sellers to their corporate names.

                     "Financial Statements" shall mean the unaudited consolidated balance sheets of the "Coram Healthcare Corporation Lithotripsy Operations" (as defined therein) as of December 31, 1996 and June 30, 1997, and the related unaudited consolidated statements of income, owners' capital and cash flows for the fiscal year ended December 31, 1996 and the six months ended June 30, 1997, a copy of which is attached hereto as Schedule 4.9.

                     "Funded Debt" shall mean any Liability with respect to indebtedness for borrowed money (other than Intercompany Debt).

                     "Gulf South Partnership" shall mean Gulf South Lithotripsy, a Louisiana Partnership in Commendam, established pursuant to the Gulf South Partnership Agreement.

                     "Gulf South Partnership Agreement" shall mean that certain Third Amended and Restated Agreement of Limited Partnership of Gulf South Lithotripsy, a Louisiana Partnership in Commendam dated April 1, 1993 by and among TLI, Louisiana Lithotripter, Inc., a Louisiana corporation, and the limited partners named therein, as amended.

                     "HCFA" shall mean the Health Care Financing Administration of the Department of Health and Human Services of the United States Government.

                     "Health Care Laws" shall mean the Regulations referred to in Sections 4.27(b) through and including 4.27(e).

                     "HMSGI" shall mean Heritage Medical Services of Georgia, Inc., a Georgia corporation.

                     "HMSGI Stock" means all of the outstanding capital stock of HMSGI, all securities exchangeable for or convertible into shares of capital stock of HMSGI and all options, warrants, preemptive rights, rights of first refusal and all other rights to acquire shares of capital stock of or securities exchangeable for or convertible into shares of capital stock of HMSGI.

                     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                     "Indiana Partnership" shall mean Mobile Lithotripter of Indiana Partners, an Indiana general partnership, established pursuant to the Indiana Partnership Agreement.

                     "Indiana Partnership Agreement" shall mean that certain Partnership Agreement of Mobile Lithotripter of Indiana Partners dated February 12, 1993 by and among T2 and Mobile Lithotripter of Indiana Limited, an
Indiana limited partnership, to which CCC-Indiana Lithotripsy, Inc., a Florida corporation, subsequently became a party pursuant to that certain Agreement for Purchase and Sale of Partnership Interest dated December 31, 1994 by and among CCC-Indiana Lithotripsy, Inc., Mobile Lithotripter of Indiana Limited and T2.

                     "Insurance Policies" shall mean the insurance policies related to the Business listed on Schedule 4.21.

                     "Intercompany Debt" shall mean all accounts, notes and other amounts receivable by or due to Parent or any Affiliate of Parent from any Partnership, HMSGI, LCSI or Entity arising in connection with or related to the Business and existing on the Closing Date.

                     "IPP Partnership" shall mean International Prostate Partners, a Florida general partnership, established pursuant to the IPP Partnership Agreement.

                     "IPP Partnership Agreement" shall mean that certain Partnership Agreement of International Prostate Partners dated February 4, 1993, by and between Florida Prostate Centers, Ltd., a Florida limited partnership, T2, International Prostate Center (U.S.) Inc., a Nevada corporation and Medcross, Inc., a Florida corporation, as amended.

                     "Knowledge" shall mean the actual knowledge of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer or General Counsel of a party based upon a reasonable investigation, unless otherwise expressly provided.

                     "LCSI" shall mean Litho Center Southwest, Inc., a Texas corporation.

                     "LCSI Stock" means all of the outstanding capital stock of LCSI, all securities exchangeable for or convertible into shares of capital stock of LCSI and all options, warrants, preemptive rights, rights of first refusal and all other rights to acquire shares of capital stock of or securities exchangeable for or convertible into shares of capital stock of LCSI.

                     "Leases" shall mean any lease with respect to personal or real property.

                     "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

                     "Litho Center Southwest, Ltd." shall mean Litho Center Southwest, Ltd., a Texas limited partnership.

                     "Litho Center Southwest Partnership Agreement" shall mean that certain Partnership Agreement dated June 4, 1985 by and among Litho Center Southwest, Inc., a Texas corporation, and the limited partners named therein, as amended.

                     "Litho Center Southwest Units" shall mean units of partnership interest in Litho Center Southwest, Ltd.

                     "LMA" shall mean Lithotripsy Management Associates, a name under which T2 conducts certain activities related to the Business.

                     "Management Agreements" shall mean all Contracts pertaining to the management of the Business or any portion thereof, whether the Business so managed is conducted by Sellers, the Entities or otherwise and shall include, without limitation, the Atlanta Management Agreement, the Augusta Management Agreement, the Coastal Management Agreement and the South Georgia Management Agreement.

                     "Material adverse change" or "material adverse effect" means any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate with other changes, effects, events or occurrences, a material adverse impact on the financial position or results of operations of the Business or the Assets taken as a whole; provided, however, that "material adverse change" or "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles, (ii) changes in general economic conditions which affect in general the health care industry, (iii) changes or effects arising out of or in connection with the 1997 Budget Acts and (iv) changes or effects arising out of or in connection with amendments to or the adoption of new Regulations by HCFA, whether proposed prior to or after the date hereof.

                     "Midwest Partnership" shall mean Midwest Urologic Stone Unit Limited Partnership, a Minnesota limited partnership, established pursuant to the Midwest Partnership Agreement.

                     "Midwest Partnership Agreement" shall mean that certain Second Amended and Restated Articles of Limited Partnership dated April 1, 1993 by and among Midwest Stone Management, a Minnesota business trust, TLI and the limited partners named therein.

                     "Midwest Partnership" shall mean Midwest Urologic Stone Unit Limited Partnership, established pursuant to the Midwest Partnership Agreement.

                     "N.E. Indiana LLC" shall mean Northeast Indiana Stone Center, LLC, an Indiana limited liability company, established pursuant to the N.E. Indiana LLC Agreement.

                     "N.E. Indiana LLC Agreement" shall mean that certain Operating Agreement of Northeast Indiana Stone Center, LLC dated March 1, 1994 by and among T2 Lithotripter Investment of Indiana, Inc., a Delaware corporation, and Northeast Indiana Stone Center, Inc., an Indiana corporation.

                     "New Jersey Partnership" shall mean N.J. Litho, L.P., a New Jersey limited partnership, established pursuant to the New Jersey Partnership Agreement.


                     "New Jersey Partnership Agreement" shall mean that certain Certificate and Agreement of Limited Partnership of N.J. Litho, L.P. dated September 14, 1990 by and among Mobile Kidney & Gallstone Lithotripsy, Inc., a New Jersey corporation ("Mobile Kidney"), and the limited partners named therein, to which T2 subsequently became a party pursuant to that certain Partnership Interest Purchase Agreement dated as of July 21, 1994 by and among T2, Mobile Kidney and each of the shareholders of Mobile Kidney.

                     "Ordinary course of business" or "ordinary course" or any similar phrase shall mean with respect to any party hereto or any Entity, the ordinary course of the Business conducted by that party or Entity and consistent with the past practice of that party or Entity.

                     "Organizational Documents" shall mean all articles or certificates of incorporation, bylaws, shareholder agreements, agreements providing for rights of first refusal, preemptive rights or options with respect to the purchase of stock, other securities or assets, and any similar documents or contracts, and all amendments and supplements to any of the foregoing, relating to the organization, ownership, management or structure of a corporation.

                     "Partnership Agreements" shall mean all documents or similar contracts or agreements pertaining to the organization of the Partnerships, and all amendments thereto, including, without limitation, the Atlanta Partnership Agreement, the Augusta Partnership Agreement, the Bay Area Partnership Agreement, the Cincinnati Partnership Agreement, the Coastal Partnership Agreement, the Cobb Partnership Agreement, the Gulf South Partnership Agreement, the Midwest Partnership Agreement, the Indiana Partnership Agreement, the New Jersey Partnership Agreement, the South Georgia Partnership Agreement, the Southwest Partnership Agreement, the N.E. Indiana LLC Agreement, the IPP Partnership Agreement and the Litho Center Southwest Partnership Agreement.

                     "Partnerships" shall mean the IPP Partnership, and the partnerships, limited liability companies, joint ventures and other non-corporate organizations engaged in any aspect of the conduct of the Business which is an Affiliate of Parent or in which Parent or any Affiliate of Parent has a direct or indirect partnership, membership, management, profit sharing, economic or other interest including, without limitation, the Atlanta Partnership, the Augusta Partnership, the Bay Area Partnership, the Cincinnati Partnership, the Coastal Partnership, the Cobb

Partnership, the Gulf South Partnership, the Southwest Partnership, the Indiana Partnership. the New Jersey Partnership, the N.E. Indiana LLC, the South Georgia Partnership, the Midwest Partnership and Litho Center Southwest, Ltd. The Partnerships shall not include any of the Corporations.

                     "Patents" shall mean all patents and patent applications and registered design and registered design applications.

                     "Permits" shall mean all certificates of need, licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary for the conduct of, or relating to the operation of the Business or the ownership of the assets used or held for use in the Business, including all licenses, franchises, permits, accreditation, certificates of need and provider agreements required under Title XVIII and IX of the Social Security Act and other applicable laws for reimbursement of services rendered or goods sold or leased.

                     "Permitted Encumbrances" shall mean (i) minor liens on the Servicetrends Leasehold Improvements, Servicetrends Fixtures and Equipment and Servicetrends Inventory which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property subject thereto or interfere with the present or intended use of the property subject thereto and have not arisen other than in the ordinary course of Business, (ii) liens for any Taxes not yet due and payable as to which adequate reserves have been established and (iii) terms and conditions and rights of other parties under the Partnership Agreements and any Contracts under which Contract Rights are conveyed to Buyer pursuant hereto.

                     "Proprietary Rights" shall mean all of the Copyrights, Patents, Trademarks, technology rights and licenses, computer software, trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights (i) owned by any Seller and used principally in connection with the Business or (ii) owned by any Partnership, HMSGI or LCSI.

                     "Put Agreement" shall mean a provision in any Partnership Agreement or other agreement pursuant to which a partner or member of a Partnership has or may have a right, under the circumstances described therein, to require a Seller or the Partnership to purchase the partnership or membership interest held by the partner or member.

                     "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, Health Care Laws, energy, motor vehicle safety, public entity, zoning, building and health codes, occupational safety and health laws and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                     "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                     "Represented Condition" shall mean the condition of the Business and the Assets as represented and warranted on the date hereof by Sellers in Article IV of this Agreement and in the Disclosure Schedule.

                     "Sellers" shall mean all of the parties to this Agreement other than Buyer.

                     "Servicetrends" shall mean Servicetrends, Inc., a Delaware corporation ("Servicetrends").

                     "Servicetrends Assets" shall mean all of the right, title and interest in and to the Business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting or used in connection with the Servicetrends business, owned by Servicetrends or in which Servicetrends has any interest (to the extent of such interest), including, without limitation, all of Servicetrends' right, title and interest in the following:

                     (a) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including, without limitation, any prepaid insurance premiums) of Servicetrends;

                     (b)      all Servicetrends Contract Rights;

                     (c)      all Servicetrends Leases;

                     (d)      all Servicetrends Leasehold Estates;

                     (e)      all Servicetrends Leasehold Improvements;

                     (f)      all Servicetrends Fixtures and Equipment;

                     (g)      all Servicetrends Inventory;

                     (h)      all Books and Records;

                     (i) all Proprietary Rights used in the Servicetrends Business;

                     (j)      to the extent transferable, all Permits;

                     (k) all computers and, to the extent transferable, software;

                     (l) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, are work, display units, telephone and fax numbers and purchasing records;

                     (m) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Servicetrends Assets or services furnished to Servicetrends pertaining to the Servicetrends Business or affecting the Servicetrends Assets, to the extent such warranties, representations and guarantees are assignable;

                     (n)      all deposits and prepaid expenses of
Servicetrends; and

                     (o) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including, without limitation, any lien, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered or services rendered by Servicetrends on or prior to the Closing Date.

                     "Servicetrends Assumed Liabilities" shall mean the liabilities of Servicetrends.

                     "Servicetrends Business" shall mean the business of maintaining and refurbishing lithotripsy equipment and electrodes for use on lithotripsy equipment conducted by Servicetrends currently, at any time in the past or at any time in the future, up to and including the Closing Date.

                     "Servicetrends Contracts" shall mean all Contracts to which Servicetrends is a party or is bound and which relate to the Servicetrends Business or Servicetrends Assets, whether oral or written, including, without limitation, those listed on Schedule 4.6 hereof.

                     "Servicetrends Contract Rights" shall mean all of Servicetrends' rights and obligations under the Servicetrends Contracts.

                     "Servicetrends Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities which are identified or listed on Exhibit J attached hereto.

                     "Servicetrends Facility Leases" shall mean all of the leases of Servicetrends Facilities, including without limitation those listed on Schedule 4.6.

                     "Servicetrends Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by Servicetrends and used in connection with the Servicetrends Business, wherever located and including any such Servicetrends Fixtures and Equipment in the possession of any of Servicetrends' suppliers, including all warranty rights with respect thereto.

                     "Servicetrends Inventory" shall mean all of Servicetrends' inventory held for resale or use and all of Servicetrends' raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Servicetrends Business, in each case wherever the same may be located.

                     "Servicetrends Leased Real Property" shall mean all leased property described in the Servicetrends Facility Leases.

                     "Servicetrends Leasehold Estates" shall mean all of Servicetrends rights and obligations as lessee under the Servicetrends leases.

                     "Servicetrends Leasehold Improvements" shall mean all leasehold improvements situated in or on the Servicetrends Leased Real Property and owned by Servicetrends.

                     "Servicetrends Leases" shall mean all of the existing leases with respect to the personal or real property of Servicetrends, including without limitation those listed on Schedule 4.6.

                     "Servicetrends Stock" means all of the outstanding capital stock of Servicetrends, all securities exchangeable for or convertible into shares of capital stock of Servicetrends and all options, warrants, preemptive rights, rights of first refusal and all other rights to acquire shares of capital stock of or securities exchangeable for or convertible into shares of capital stock of Servicetrends.

                     "South Georgia Management Agreement" shall mean that certain Amended and Restated South Georgia Lithotripsy Associates, Inc. Management Agreement dated July 1, 1992 by and among South Georgia Partnership and Heritage Group, Inc., a Tennessee corporation, to which T2 subsequently assumed the rights, duties and obligations of Heritage Group, Inc. pursuant to that certain Assignment, Assumption and Delegation Agreement dated December 31, 1992 by and between T2 and Heritage Group, Inc.

                     "South Georgia Partnership" shall mean South Georgia Lithotripsy Partners, a Georgia general partnership, established pursuant to the South Georgia Partnership Agreement.

                     "South Georgia Partnership Agreement" shall mean that certain Partnership Agreement of South Georgia Lithotripsy Partners dated July 1, 1992 by and among T2 and South Georgia Lithotripsy, J.V., a Georgia joint venture.

                     "Southwest Partnership" shall mean Southwest Lithotripter Partners, Ltd., a Texas limited partnership, established pursuant to the Southwest Partnership Agreement.

                     "Southwest Partnership Agreement" shall mean that certain First Restatement of Agreement of Limited Partnership of Southwest Lithotripter Partners, Ltd. dated December 31, 1993 by and among Uro-Tech, Ltd., a Texas limited partnership, Litho Center, Ltd. and TLI.

                     "Stock" shall mean capital stock, securities exchangeable for or convertible into shares of capital stock and options, warrants, preemptive rights, rights of first refusal and all other rights to acquire shares of capital stock of or securities exchangeable for or convertible into shares of capital stock.

                     "Subsidiary" shall mean with respect to any corporation,
(a) any other corporation in which such corporation then owns stock possessing 50% or more of the total combined voting power of all classes of stock, (b) any partnership in which such corporation is a general partner, (c) any partnership in which such corporation possesses a 50% or greater interest in the total capital or total income of such partnership or (d) any Subsidiary of any Subsidiary.

                     "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including, without limitation, income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use. employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including, without limitation, interest, penalties and additions, in connection therewith.

                     "TLI" shall mean T2 Lithotripter Investment, Inc., a Delaware corporation and wholly-owned subsidiary of T2 that holds interests in certain of the Partnerships as nominee for T2.

                     "TLI Stock" shall mean all of the outstanding capital stock of TLI, all securities exchangeable for or convertible into shares of capital stock of TLI and all options, warrants, preemptive rights, rights of first refusal and all other rights to acquire shares of capital stock of or securities exchangeable for or convertible into shares of capital stock of TLI.

                     "TLII" shall mean T2 Lithotripter Investment of Indiana, Inc., a Delaware corporation and a wholly owned subsidiary of TLI.

                     "TLII Stock" shall mean all of the outstanding capital stock of TLII, all securities exchangeable for or convertible into shares of capital stock of TLII and all options, warrants, preemptive rights, rights of first refusal and all other rights to acquire shares of capital stock of or securities exchangeable for or convertible into shares of capital stock of TLII.

                     "Trademarks" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

             I.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

             Term                                               Section
             Acceptance                                         6.2(d)
             Assumed Liabilities                                2.2
             Assumption Document                                3.2(b)
             Benefit Arrangement                                4.18(a)
             Buyer                                              Preamble
             Buyer Confidential Information                     11.11(b)
             Bulk Sales Act                                     10.6
             Claim                                              10.4(d)
             Claim Notice                                       10.4(d)
             Closing                                            3.1
             Competing Offer                                    6.2(d)
             Complaint                                          4.27(f)
             Compliance Report Position                         8.3(b)
             Damages                                            10.4(a)
             DOJ                                                6.3(a)
             Employee Plans                                     4.19(a)
             Environmental Conditions                           4.26(a)
             Environmental Laws                                 4.26(a)
             ERISA                                              4.19(a)
             ERISA Affiliate                                    4.19(a)
             Escrow Amount                                      2.4(c)
             Excluded Liabilities                               2.3
             Fair Market Value                                  6.2(d)
             Hazardous Substance                                4.26(a)
             Judgment                                           4.27(f)
             Multiemployer Plan                                 4.19(a)
             OIG                                                6.3(a)
             NASDAQ                                             6.2(d)
             Notice of Competing Offer                          6.2(d)
             NMS                                                6.2(d)
             Parent                                             Preamble
             Parent Board                                       6.2(d)
             Parent and Related Entities                        11.12(b)
             Parent Confidential Information                    11.12(b)
             Pension Benefit Guaranty Corporation               4.19(a)
             Pension Plan                                       4.19(a)
             Proposed Acquisition Transaction                   6.2(a)
             Proposed Non-cash Consideration                    6.2(d)
             Proxy Statement                                    6. 1 (b)
             Purchase Price                                     2.4(a)
             Release                                            4.28(a)

             Rehired Employee                                   6.6(a)
             Settlement Agreement                               4.27(f)
             Servicetrends                                      Preamble
             Tax Entities                                       4.20(a)
             Termination Date                                   11.1(a)
             T2                                               Preamble
             Welfare Plan                                       4.19(a)


                                      II.

                          PURCHASE AND SALE OF ASSETS

             II.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Sellers will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Sellers, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Notwithstanding anything to the contrary contained herein, in no event is Buyer acquiring, nor are Sellers selling or transferring, any of the Excluded Assets.

             II.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume (i) all Liabilities of Sellers (other than Servicetrends) to be performed after the Closing (whether accrued prior to or subsequent to the Closing) under the Partnership Agreements, Management Agreements, Put Agreements and other Contracts under which Contract Rights of Sellers are included in the Assets assigned to Buyer pursuant to Section 2.1 hereof, but not including any Liability for any Default under any Partnership Agreement, Management Agreement, Put Agreement or other Contract occurring on or prior to the Closing Date, (ii) all Servicetrends Assumed Liabilities, and (iii) Intercompany Debt, up to an aggregate of $1,000,000, owed by any Entities to any Seller, but, in no event, will Buyer assume any Liability referred to in clauses (i)-(xi), inclusive, of Section 2.3 hereof (the Liabilities so assumed at the Closing, including the Servicetrends Assumed Liabilities and such Intercompany Debts, being referred to herein as the "Assumed Liabilities").

             II.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities expressly specified in
Section 2.2, Buyer shall not assume, or otherwise be responsible for, either directly or through its ownership interests in the Entities, any Liabilities of Sellers or any other person, partnership or entity, whether liquidated or unliquidated, or known or unknown, and whether arising out of occurrences prior to, at or after the date hereof ("Excluded Liabilities"), which Excluded Liabilities include, without limitation, (i) all Liabilities of Sellers resulting from entering into, performing their respective obligations as provided in or consummation of the transactions contemplated by, this Agreement, (ii) all Liabilities of Sellers in respect of any Tax to the extent such Tax relates to Sellers' ownership of the Assets and Conduct of the Business, (iii) all Liabilities arising under or related to the Settlement Agreement, (iv) all Liabilities arising under or related to the Judgment, (v) all Liabilities arising under or related to Employee Plans other than Employee Plans of the Partnerships, (vi) all Liabilities to, in respect of or relating in any way to John F. Warlick or James Douglas Brooks, including all Liabilities in respect of the employment of or any transaction with or any relationship of any of the Sellers or any of their Affiliates with Messrs. Warlick or Brooks incurred or arising prior to, on or at any time subsequent to the Closing Date, (vii) all liabilities arising under or related to that certain Selling Shareholders' Agreement dated as of March 31, 1993 by and among John F. Warlick, James Douglas Brooks, Jr., Steven J. De Brock and T2
Medical, Inc., (viii) all Liabilities of Sellers and the Entities arising out of or related to the failure of the Sellers or Entities to have been duly organized, validly existing or in good standing, (ix) all Liabilities in respect of the employment or termination of employment of any employee of any Seller, (x) any Liability noted in the Disclosure Schedule to be an Excluded Liability, (xi) all Liabilities of Sellers and the Entities (y) for or arising out of or related to the violation by any Seller or any Entity of any Health Care Laws prior to the Closing and
(z) for or arising out of or related to any action taken or omission occurring prior to the Closing which, with notice, passage of time or both (whether before or after the Closing) would result in a violation by any Seller or any Entity of any Health Care Law, (xii) all Liabilities under or relating to that certain Settlement Agreement and Mutual Release dated as of December 27, 1995 by and among Parent, T2 and each of the former shareholders of TPN of Reno, Inc., TPN of Las Vegas, Inc. and Sierra Nevada Pharmaceutical Consultants, Inc. identified on Annex I thereto, (xiii) all Liabilities of any Seller to any employee of any Seller conditioned upon consummation of the transactions contemplated hereby, (xiii) all liabilities of Sellers and the Entities under any Contract that, but for this provision, would be assumed by Buyer pursuant hereto that was entered into other than in the ordinary course of the Business, that is material to the Business, that is required to be disclosed hereunder on the Disclosure Schedule and that is not so disclosed and (xiv) any Intercompany Debt owed by any Entities to any Seller not expressly assumed by Buyer pursuant to Section 2.2 hereof.

             II.4 Purchase Price. At the Closing, upon the terms and subject to the conditions set forth herein, Buyer shall pay to Sellers by wire transfer of immediately available funds to the accounts designated by the respective Sellers, in consideration for the sale, transfer, assignment, conveyance and delivery of the Assets, the aggregate amount of One Hundred Thirty Million Dollars ($130,000,000) (the "Purchase Price"). At the Closing,
Buyer shall assume the Assumed Liabilities pursuant to this Agreement.   The
Purchase Price shall be allocated among the Sellers in the manner agreed upon by Parent and Buyer prior to the Closing Date. Buyer and Sellers each agree to prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the allocation upon which Parent and Buyer shall have so agreed.

             II.5 Escrow Distributions. Within five (5) business days following the date on which any 1995 Fees (as defined below), are released from the Bay Area Escrow Account (as defined below) to the Bay Area Partnership, Buyer shall pay Parent an amount in cash equal to 50% of such 1995 Fees.
Within five (5) business days following the date on which any 1996 Fees (as defined below) are released from the Bay Area Escrow Account (as defined below) to the Bay Area Partnership, Buyer shall pay Parent an amount equal to 50% of all 1996 Fees released to the Bay Area Partnership. Buyer shall not be obligated to make any payment to any other party of funds related to the Assignor Medicare Escrow Account described in the Assignment and Assumption Agreement, dated April 1, 1995, between Parent and Bay Area Renal Stone Center, Ltd., but shall cause its employees to assist Parent in discharging its duties under Section 7 of such Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

                     (x) the term "1995 Fees" shall mean all amounts, including fees and accrued interest, released from the Bay Area Escrow Account and paid to the Bay Area Partnership for procedures performed between January 1, 1995 and December 31, 1995.

                     (y) the term "1996 Fees" shall mean all amounts, including fees and accrued interest, released from the Bay Area Escrow Account and paid to the Bay Area Partnership for procedures performed between January 1, 1996 and December 31, 1996.

                     (z) the term "Bay Area Escrow Account" shall mean the escrow account established in accordance with that certain Escrow Agreement, dated January 19, 1987, between the Partnership and Humhosco, Inc., d/b/a Humana Hospital - Northside, as amended on February 16, 1987 and January 23, 1992.

Parent reserves the right to receive all amounts released from the Bay Area Escrow Account for all procedures performed prior to January 1, 1995 other than such portion of such amounts that are to be paid to other partners or former partners in the Bay Area Partnership pursuant to contractual agreement. In the event any such fees are released to the Bay Area Partnership from the Bay Area Escrow Account following the Closing, Buyer shall pay Parent an amount in cash equal to 100% of such amount released other than such portion of such amounts that are to be paid to other partners or former partners in the Bay Area Partnership as set forth in the preceding sentence.

                     (d) Method of Payment. All payments made by Buyer or Parent pursuant to this Section 2.5 shall be made by wire transfer of immediately available funds to an account designated by the payee.

             II.6 Closing Adjustment. If the condition set forth in Section 8.1(e) to Buyer's obligation to consummate the transactions contemplated hereby is not satisfied and if the reduction in the annual EBITDA of the Business resulting in a failure of such condition shall be attributable solely to less than all of the Partnerships which in the aggregate account for not more than thirty percent (30%) of the EBITDA of the Business for the six month period ending on the Balance Sheet Date (the "Baseline EBITDA"), then, notwithstanding the condition set forth in such Section, the failure of such condition shall not relieve Buyer of its obligation to consummate the transactions contemplated hereby; provided, however, that in such event,

                     (i) the right, title and interest of Sellers in and to the
             Partnership Agreements of the Partnership or Partnerships to which such reduction is attributable (the "Excluded Partnerships") and all other assets of Sellers or the Entities, to the extent such assets relate to the Excluded Partnerships, that but for this
             Section 2.6 would constitute Assets to be purchased by Buyer hereunder shall be deemed Excluded Assets;

                     (ii) Liabilities of the Excluded Partnerships or relating
             thereto that but for this Section 2.6 would constitute Assumed Liabilities hereunder shall be deemed Excluded Liabilities for all purposes hereunder; and

                     (iii) the Purchase Price to be paid by Buyer shall be
             reduced by an amount (the "Purchase Price Reduction") equal to the product obtained by multiplying the Purchase Price by the quotient obtained by dividing (x) that portion of the Baseline EBITDA of or derived from the Business of the Excluded Partnerships by (y) the Baseline EBITDA;

provided, further, that if from time to time within six months from the Closing Date the reduction in EBITDA resulting in the Purchase Price Reduction shall be substantially restored and the cause thereof alleviated (such Excluded Partnerships, the "Restored Partnerships"), then Buyer shall be obligated to purchase the assets that but for this Section 2.6 would constitute Assets hereunder and assume the Liabilities that but for this Section 2.6 would constitute Assumed Liabilities hereunder, to the extent that such assets and Liabilities, respectively, relate to the Restored Partnerships or the business thereof, on the terms and subject to the conditions hereof at one or more closings to occur within thirty days of Parent providing written notice to Buyer of such restoration and alleviation within such six months period, and Buyer shall pay at such closing or closings to Parent that portion of the Purchase Price Reduction relating to the Restored Partnerships that are the subject of such closing or closings. Notwithstanding the foregoing, Sellers shall not be obligated to take any action to cause such restoration or alleviation with respect to any Excluded Partnership. If Sellers shall decide not to undertake such actions with respect to one or more Excluded Partnerships, Parent shall promptly thereafter provide written notice to Buyer of such decision.

             II.7 Closing Costs; Transfer Taxes and Fees. Sellers shall be responsible for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of purchased Assets hereunder and any deficiency, interest or penalty asserted with respect thereto. Seller shall pay the fees and costs of recording or filing all applicable conveyancing instruments. Seller shall pay for all costs of obtaining the transfer of existing Permits which may be lawfully transferred. Buyer shall pay all costs of applying for new Permits on and after the Closing Date.

             II.8 Tax Clearance Certificate. Sellers shall provide Buyer with a clearance certificate or similar document(s) that may be required by any state taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price. Notwithstanding anything herein to the contrary, in the event Buyer shall be legally obligated to withhold any portion of the Purchase Price pursuant to the requirements of any state taxing authority, it shall not be a breach of this Agreement for Buyer to withhold that portion of the Purchase Price it is so required to withhold, and only such portion thereof.

             II.9 Servicetrends Professional and Products Liability Insurance. Servicetrends Liabilities that would be covered by a standard professional liability policy with standard endorsements and a standard product liability insurance policy with standard endorsements will be Excluded Liabilities unless and until Sellers deliver to Buyer the endorsement referenced in that certain Letter dated August 20, 1997 from Derek Gullage, underwriter with Farmers Insurance Group of Companies to Felicia Gardner, Assistance Vice President, Healthcare Insurance Services covering the foregoing subject matter.


                                      III

                                    CLOSING

             III.1 Closing. The Closing of the transactions contemplated herein (the "Closing") shall be held at 9:00 a.m. local time on a date mutually agreed upon by the parties hereto, which date shall be as soon as possible following satisfaction or waiver of all of the conditions specified in Articles VII and VIII hereof, at the offices of Paul, Hastings, Janofsky & Walker LLP located at 399 Park Avenue, 31st Floor, New York, New York 10022.

             III.2   Conveyances at Closing and Other Closing Documents.

                     (a) Instruments and Possession. To effect the sale and transfer referred to in Section 2.1 hereof, Sellers will, at the Closing, execute and deliver to Buyer:

                              (i)     one or more bills of sale, in the form
attached hereto as Exhibit D, conveying in the aggregate all of Sellers' personal property included in the Assets;

                              (ii)    subject to Section 9.1, one or more
Assignments of Contract Rights, each in the form of Exhibit E attached hereto, with respect to the Contract Rights;

                              (iii)   one or more assignments of Proprietary
Rights, in a form reasonably requested by Buyer to the extent necessary to assign such rights; and

                              (iv)    such other instruments as shall be
reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.

                     (b) Assumption Document. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall deliver to Sellers an instrument of assumption substantially in the form attached hereto as Exhibit G, evidencing Buyer's assumption, pursuant to Section 2.2, of the Assumed Liabilities (the "Assumption Document").

                     (c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner reasonably satisfactory to Buyer and Parent.

                     (d) Consents. Subject to Section 9.1, Sellers shall deliver at the Closing all Permits and any other third party consents and release of liens, including consents and releases of liens from banks and other lenders to any of the Sellers, required for the valid transfer of the Assets as contemplated by this Agreement.

                     (e) Non-Compete and Confidentiality Agreement. Sellers shall execute and deliver to Buyer the Non-Compete and Confidentiality Agreement in the form attached hereto as Exhibit H.

                     (f) Insurance. Parent shall deliver to Buyer at the Closing evidence satisfactory to Buyer confirming that Parent has obtained extended reporting endorsements satisfactory to Buyer and covering the two-year period following the Closing to all of its existing liability insurance policies that are not "occurrence based" policies covering any portion of the Business, and Parent and Buyer shall share equally the premiums paid for obtaining the endorsements.


                                      IV.

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

             Sellers, jointly and severally, hereby represent and warrant to Buyer as follows, except as otherwise set forth on the Disclosure Schedule:

             IV.1 Organization of Sellers and the Entities; Organizational Documents; HMSGI; LCSI.

                     (a) Organization of Sellers and Entities. Each of the Sellers and Corporations is duly organized, validly existing and in good standing under the laws of its State of incorporation, with full power and authority to own and lease its properties and assets. Each of the Partnerships is validly formed and in good standing under the laws of its State of formation, with the full power and authority to own and lease its properties and assets. Each of the Sellers and Entities is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the Business. Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which the Sellers and the Entities are qualified to do business as a foreign corporation, partnership or limited liability company.

                     (b) Organizational Documents and Entities. Copies of all of the Organizational Documents of Sellers and the Entities have heretofore been delivered or made available to Buyer, and as so delivered or made available are accurate and complete.

                     (c) HMSGI. TLI is the record and beneficial owner of all HMSGI Stock and no other person or Entity has any record or beneficial interest in or right to acquire a record or beneficial interest in any HMSGI Stock. The assets of HMSGI consist solely of a 0.4% limited partnership interest and a 2.6% general partnership interest in the Coastal Partnership and HMSGI has no Liabilities, except as may be set forth in the Financial Statements or on Schedule 4.1 or in the Coastal Partnership Agreement.

                     (d) LCSI. TLI is the record and beneficial owner of all LCSI Stock and no other person or Entity has any record or beneficial interest in or right to acquire a record or beneficial interest in any LCSI Stock. The assets of LCSI consist solely of a 1% general partnership interest in Litho Center Southwest, Ltd. and rights under that certain Consulting Agreement dated as of January 1, 1990 between LCSI and the Southwest Partnership, as amended by an Amendment to Consulting Agreement between LCSI and the Southwest Partnership dated as of December 31, 1993, and LCSI has no liabilities except as may be set forth in the Financial Statements or on
Schedule 4.1 or in the partnership agreement of Litho Center Southwest, Ltd.

                     (e) TLI. T2 is the record and beneficial owner of all TLI Stock and no other person or Entity has any record or beneficial interest in or right to acquire a record or beneficial interest in any TLI Stock. Prior to the Closing, TLI will be liquidated and its parent company, T2, will acquire and will own at the Closing as part of the Assets good and marketable title to the Assets owned or held by TLI on the date hereof or hereafter acquired. TLI does not own any Stock or other interest (whether controlling or not) in any corporation, association, partnership, joint venture or other Entity engaged in the Business other than HMSGI Stock, LCSI Stock and all of the issued and outstanding Stock of TLII, and other than the Partnership interests, if any, listed on Exhibit A.

                     (f) TLII. TLI is the record and beneficial owner of all TLII Stock and no other person or Entity has any record or beneficial interest in or right to acquire a record or beneficial interest in any TLII Stock. Prior to the Closing, TLII will be liquidated and T2, as the parent company of TLI, will acquire and will own at the Closing as part of the Assets good and marketable title to the Assets owned or held by TLII on the date hereof or hereafter acquired. TLII does not own any Stock or other interest (whether controlling or not) in any corporation, association, partnership, joint venture or other Entity engaged in the Business other than a membership interest in N.E. Indiana LLC.

             IV.2 Subsidiaries. Neither any of the Sellers nor any of the Entities has any Subsidiaries other than T2, TLI, HMSGI, TLII, LCSI and Servicetrends which are engaged in the conduct of the Business or which own any of the Assets. None of the Sellers owns any Stock or other interest (whether controlling or not) in any corporation, association, partnership, joint venture or other Entity engaged in the Business other than TLI, HMSGI, TLII, LCSI and

Servicetrends. Except as set forth in Schedule 4.2, none of the Entities, except T2, owns any Stock or other equity interest (whether controlling or not) in any corporation, association, partnership, joint venture or other Entity. LMA is a fictitious name under which T2 conducts Business and LMA is not a separate legal Entity.

             IV.3 Authorization. Sellers have all requisite power and authority, and have taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby have been duly approved by the boards of directors and, to the extent required, by the shareholders of Sellers. No other corporate proceedings on the part of Sellers are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers and is the legal, valid and binding obligation of Sellers enforceable against them in accordance with its terms.

             IV.4 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth on Schedule 4.4, there has not been any:

                     (a)      material adverse change in the Business;

                     (b) change in accounting methods, principles or practices affecting in any material respect the Assets, the Assumed Liabilities or the Business;

                     (c) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets or the Business;

                     (d) cancellation of any indebtedness or waiver or release of any right or claim of any of the Sellers or Entities which had or will have a material adverse effect on the Assets or the Business;

                     (e) declaration, setting aside, or payment of dividends or distributions by any of the Sellers or Entities except consistent with past practices, or any redemption, purchase or other acquisition of any securities of or any partnership or membership interest in any of the Sellers or Entities;

                     (f) increase in the rate of compensation payable or to become payable to any director, officer or other employee of any of the Entities or any consultant, Representative or agent of any of the Entities (other than compensation increases for non-officer employees of the Entities made in the ordinary course of business and consistent with past practices or compensation increases required under contracts existing on the date of this Agreement that have been disclosed on Schedule 4.6 hereto) including, without limitation, the making of any loan (except travel advances, if any, made in reasonable amounts and in the ordinary course of business consistent with the past practice of the Entity) to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, or the addition to, modification of, or contribution to any Employee Plan, arrangement, or practice described in the Disclosure Schedule;

                     (g) material adverse change in employee relations which has or is reasonably likely to have a material adverse effect on the productivity, the financial condition, results of operations or Business of the Entities or the relationships between the employees of the Entities and the management of the Entities;

                     (h) amendment, cancellation or termination of any material Contract, commitment, agreement, Lease, transaction or Permit relating to the Business and included in the Assets or entry by any of the Entities or Sellers into any Contract, commitment, agreement, Lease or transaction which is not in the ordinary course of business, including, without limitation, any employment or consulting agreements, that will be included in the Assets;

                     (i) mortgage, pledge or other encumbrance of any of the Assets or any assets of any of the Entities other than Permitted Encumbrances;

                     (j) sale, assignment or transfer of any of the Assets or any assets of any of the Entities other than in the ordinary course of business;

                     (k) incurrence of indebtedness by any of the Entities or, to the extent such indebtedness would constitute an Assumed Liability, by any Seller, for borrowed money or commitment to borrow money entered into by any of the Entities or, to the extent such commitment would constitute an Assumed Liability, by any Seller, or loans made or agreed to be made by any of the Entities or, to the extent such loan would constitute an Assumed Liability, by any Seller, or indebtedness guaranteed by any of the Entities or, to the extent such guarantee would constitute an Assumed Liability, by any Seller, in each case other than in the ordinary course of business consistent with past practices;

                     (l) incurrence by any of the Entities of any Liabilities or, to the extent such Liabilities would constitute Assumed Liabilities, by any Seller (except in each case Excluded Liabilities and Liabilities incurred in the ordinary course of Business or Liabilities to, in respect of or relating to John F. Warlick, Steven J. DeBrock or James Douglas Brooks), or change in any assumptions underlying or methods of calculating any doubtful account contingency or other reserves of any of the Entities;

                     (m) payment, discharge or satisfaction of any Liabilities of any of the Entities other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the Financial Statements or incurred in the ordinary course of business;

                     (n) capital expenditure by any of the Entities in excess of $100,000 in the aggregate, or the incurring of any obligation by any of the Entities or, to the extent such obligation would constitute an Assumed Liability, by any Seller, to make any capital expenditure in excess of $100,000 except for the extension of capital lease for equipment by the New Jersey Partnership;

                     (o) failure to pay or satisfy when due or other default in respect of any Liability of any of the Entities or, to the extent such Liability would constitute an Assumed Liability, by any Seller;

                     (p) failure of any of the Entities or Sellers to use their respective commercially reasonable efforts to carry on diligently the Business in the ordinary course so as to keep available to Buyer the services of the employees of such Entity, and to preserve for Buyer the Business and the goodwill of the suppliers and customers of such Entity and others having business relations with it;

                     (q) disposition of any Proprietary Rights which are material to the Business;

                     (r) existence of any other event or condition which in the aggregate has or would reasonably be expected to have a material adverse effect on any of the Entities or on the Business, taken as a whole; or

                     (s) agreement by any of the Sellers or Entities to do any of the things described in the preceding clauses (a) through (r) other than as expressly provided for herein.

             IV.5 Assets. Sellers have and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. Servicetrends has good and marketable title to the Servicetrends Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. The Assets, together with the assets of the Partnership, include, without limitation, substantially all assets used in the conduct of the Business in the ordinary course, including substantially all assets held or used by the Sellers and the Entities in the conduct of the Business as presently conducted, other than inventory or supplies disposed of or used in the ordinary course of Business. All tangible assets and properties which are part of the Assets and all tangible assets and properties of the Entities are in good operating condition and repair and are usable in the ordinary course of business in a manner consistent with past practice and conform to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation, except where the failure to so conform would not have a material adverse effect on the Business. Schedule 4.5 contains a complete list of all of the Sellers and the Entities, the state of incorporation or organization of each Seller and the Entity and the holders of all Stock of the Corporations. The percentage economic interests of Sellers in the Entities is set forth on Exhibit A hereto. Except as set forth in the Disclosure Schedule with respect to the sale of additional limited partnership interest in the Midwest Partnership, and except as set forth in the Partnership Agreements or Put Agreements, there are no rights or rights of first refusal with respect to any outstanding interests in any of the Partnerships. T2 Lithotripter Investment of Texas, Inc. was merged with and into TLI prior to the date of this Agreement and upon consummation of the merger TLI succeeded to all right, title and interest in and to the assets and rights of T2 Lithotripter Investment of Texas, Inc., including its rights under the Southwest Partnership Agreement and the Litho Center Southwest Partnership Agreement.

             IV.6    Contracts and Commitments.

                     (a) Contracts. Schedule 4.6 sets forth a complete and accurate list of all Contracts of the following categories to which any Seller is a party and which relates primarily to the Business or to which any of the Entities is a party:

                              (i)     Contracts not made in the ordinary course
of business;

                              (ii)    Employment contracts and severance
agreements;

                              (iii)   Labor or union contracts;

                              (iv)    Material distribution, franchise,
license, technical assistance, sales, commission, consulting, agency or advertising contracts which are not cancelable on thirty (30) calendar days notice;

                              (v)     Options with respect to any property,
real or personal, whether the Entity is the grantor or grantee thereunder;

                              (vi)    Contracts involving future annual
expenditures or Liabilities, actual or potential, in excess of $25,000 or otherwise material to the Business of the Entity;

                              (vii)   Contracts or commitments relating to
commission arrangements with others;

                              (viii)  Promissory notes, loans, indentures,
evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money in excess of $25,000, whether the Entity is the borrower, lender or grantor thereunder;

                              (ix)    Contracts containing covenants limiting
the freedom of the Entity or any shareholder, officer, director, partner or employee of the Entity to engage in any line of business or compete with any person;

                              (x)     Any Contract with the United States,
state or local government or any agency or department thereof;

                              (xi)    Leases of real property, including
Servicetrends Facilities Leases;

                              (xii)   Leases of personal property not
cancelable (without Liability) within 30 calendar days or which have aggregate annual lease payments in excess of $20,000;

                              (xiii)  Contracts entered into in settlement of
any Action or threatened Action; and

                              (xiv)   Servicetrends Contracts and Servicetrends
Leases.

Parent has delivered or made available to Buyer true, correct and complete copies of all of the Contracts listed on Schedule 4.6, including all amendments and supplements thereto.

                     (b)      Partnership Agreements and Management Agreements.
Schedule 4.6 contains a complete and accurate list of all Partnership Agreements and Management Agreements, including all amendments and supplements thereto. Parent has delivered to Buyer true and complete copies of all of the Partnership Agreements and Management Agreements listed on Schedule 4.6, including all amendments and supplements thereto.

                     (c) Absence of Defaults. All of the Contracts to which an Entity or a Seller is a party or by which any Entity or Seller or any of the Assets is bound or affected, and all of the Partnership Agreements and Management Agreements are valid, binding and enforceable in accordance with their terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefore may be brought. Each Entity has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under Contracts, except where a failure to do so would not constitute a material breach under the Contract, and each Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its obligations under each Partnership Agreement and other Contract to which it is a party. Each Entity and Seller has, and, to the best knowledge of Sellers, the other parties to the Contracts have, complied with the provisions thereof; no Entity or Seller is, and, to the best knowledge of Sellers, no other party is, in Default thereunder and no notice of any claim of Default has been given to any of the Sellers.

                     (d) Hospital Contracts. Schedule 4.6 contains a complete and accurate list of (i) each existing agreement between a Partnership and a hospital for the use of the Partnership's lithotripsy services, (ii) the dates on which such agreements were entered into, (iii) the term of each such agreement and (iv) the fees payable under each such agreement.

             IV.7    Permits; Consents and Approvals.

                     (a) Schedule 4.7 sets forth a complete list of all Permits material to the operation of the Business. Each Entity has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in connection with the operations related to the Business except where the failure to have any such Permit would not have a material adverse effect on the Business or the Assets. Each Seller has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in connection with the operations related primarily to the Business except where the failure to have any such Permit would not have a material adverse effect on the Business or the Assets. No Entity and, with respect to the Business, no Seller is in Default, nor has it received any notice of any claim of Default, with respect to any such Permit. Except as set forth on Schedule 4.7, no such Permit which is material to the operation of the Business will be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of any Seller or Entity or any Affiliates thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which an Entity owns, possesses or uses or a Seller owns, possesses or uses primarily in connection with the Business.

                     (b) Other than in connection with or in compliance with the provisions of the HSR Act, and except as disclosed on Schedule 4.7 hereto, no notice to, declaration, filing or registration with, or Permit or consent from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by any of the Sellers or any Entity in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

             IV.8 No Conflict or Violation. Except as disclosed in Schedule 4.8, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Sellers with any of the provisions hereof, will (a) violate or conflict with any provision of the certificate or articles of incorporation or bylaws, partnership or limited liability company agreement or limited partnership certificate of any of the Sellers or Entities, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the assets of the Business under any of the terms, conditions or provisions of any material Contract (including the T2 Settlement Agreement and any other Contract entered into in settlement or resolution of any Action or threatened or anticipated Action), Partnership Agreement or material Permit (i) to which any Seller or Entity is a party or
(ii) by which any of the Assets are bound or affected, (c) violate any Regulation or Court Order, or (d) impose any Encumbrance (other than a Permitted Encumbrance) on any of the assets of the Business.

             IV.9 Financial Statements. A true and complete copy of the Financial Statements is attached hereto as Schedule 4.9. The Financial Statements (a) are derived from the books and records of the Entities and the Sellers, (b) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and (c) fairly present in all material respects the consolidated financial position of the "Coram Healthcare Corporation Lithotripsy Operations" described therein as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods covered thereby. At the respective dates of the Financial Statements, there were no Liabilities of the Business which, in accordance with generally accepted accounting principles, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

             IV.10 Books and Records. Sellers have made and kept (and given Buyer access to) the Books and Records and accounts of the Business, which, in reasonable detail, accurately reflect in all material respects the activities of the Entities and Parent and the conduct of the Business. The Entities and, with respect to the Business, the Sellers have not engaged in any material transaction, maintained any bank account or used any material funds except for transactions, bank accounts and funds that have been and are reflected in the Books and Records.

             IV.11 Litigation. Except as set forth on Schedule 4.11, as of the date hereof, there is no Action pending, or to the best of Sellers' knowledge, threatened or anticipated against, related to or affecting any of the Entities or Sellers that relate to or affect the Business, or against, related to or affecting the Business or the Assets (including with respect to Environmental laws) or that seek to delay, limit or enjoin the transactions contemplated by this Agreement. No Seller or Entity is subject to any Court Order (other than the Court Order(s) listed on Schedule 4.11) or is in Default with respect to any Court Order that relates to the Business, the Assets or the assets of the Business and there are no unsatisfied judgments against any of the Sellers relating to the Business, the Assets or the assets of the Business or against any of the Entities. As of the date hereof, there are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental Entity relating to any Environmental Law which regulate, obligate, bind or in any way affect the Entities, the Business, the Assets or the assets of the Business.

             IV.12 Labor Matters. No Entity or Seller is a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice relating to or affecting the Business, the Assets or the assets of the Business. No Entity or Seller has experienced any attempt by organized labor or its representatives to make the Entity conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover its employees. There is no labor strike or labor disturbance pending or, to the best of Sellers' knowledge, threatened against any of the Entities or, to the extent it relates primarily to the Business, any Seller, nor is any grievance currently being asserted, and no Entity or, to the extent it relates primarily to the Business, no Seller, has experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, the Entities and, to the extent it relates primarily to the Business, the Sellers, are in material compliance with the Immigration Reform and Control Act of 1986 and maintain a current Form I-9, as required by that Act, in the personnel file of each employee hired after November 9, 1986. Schedule 4.12 sets forth the names and current annual salary rates or current hourly wages of all present employees of the Entities (other than T2 but including LMA) and, to the extent primarily involved in the conduct of the Business, Coram New York whose annual cash Compensation for the fiscal year ending December 31, 1997 is expected to exceed $35,000 per year.

             IV.13 Liabilities. Except as disclosed in Schedule 4.13, neither the Sellers nor the Entities have any Liabilities relating to the Business or affecting the Assets and due or to become due, except (a) Liabilities which are set forth or reserved for on the Balance Sheet, which have not been paid or discharged since the Balance Sheet Date, (b) Liabilities incurred since the Balance Sheet Date in the ordinary course of Business and in accordance with this Agreement which are not in Default (including accrued but unperformed obligations not in Default under each Contract either disclosed on Schedule 4.6 or involving consideration in excess of $100,000, the Contract Rights under which are included in the Assets) and none of which, individually or in the aggregate, has or would have a material adverse effect on the Business and (c) Excluded Liabilities.

             IV.14 Compliance with Law. Sellers and the Entities and the conduct of the Business have not violated in any material respect and are in material compliance with all applicable Regulations (other than Health Care
Laws) and Court Orders relating to the Assets or the Business. Except as described on Schedule 4.14, no Seller or Entity has received any written notice, or, to its knowledge, any oral notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and Sellers have no reason to anticipate. that any existing circumstances are likely to result in material violations of any of the foregoing.

             IV.15 No Brokers. None of the Sellers or any of their respective officers, directors, employees, shareholders, partners or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

             IV.16 No Other Agreement to Sell the Assets. Except as set forth in the Partnership Agreements, none of the Sellers or the Entities or any of their respective officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business) or any portion of the Business, to effect any merger, consolidation, liquidation, dissolution or other reorganization, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing other than the Agreement dated June 18, 1997 between Parent and Bear Stearns & Co. Inc.

             IV.17   Proprietary Rights.

                     (a) Proprietary Rights. Schedule 4.17 lists all of the material Proprietary Rights. Schedule 4.17 also sets forth: (i) for each Patent, the number, normal expiration date and subject matter for each country in which the Patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each Trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered, and (iii) for each Copyright, the number and date of filing for each country in which a Copyright has been filed. The Proprietary Rights listed in the Disclosure Schedule are all those used by the Sellers and the Entities in connection with the Business. True and correct copies of all Patents (including all pending applications) owned, controlled, created or used by or on behalf of any Seller (limited, in the case of the Patent, to those used or useful in connection with the conduct of the Business) or Entity or in which any Seller (limited, in the case of the Patent, to those used or useful in connection with the conduct of the Business) or Entity has any interest whatsoever have been provided to Buyer.

                     (b) Royalties and Licenses. Except for proprietary property of Medstone International, Inc. licensed to any entity, no Seller or Entity has any obligation to compensate any person for the use of any such Proprietary Rights nor has any Seller or Entity granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

                     (c) Ownership and Protection of Proprietary Rights. Sellers and the Entities own or have a valid right to use the Proprietary Rights, and the Proprietary Rights will not cease to be valid rights of Sellers and the Entities by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except to the extent transferred to Buyer pursuant hereto in which event they shall become valid rights of Buyer. All of the pending Patent applications have been duly filed. No Seller or Entity has received any notice of invalidity or infringement of any rights of others with respect to the Proprietary Rights. Sellers and the Entities have taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other person. No other person
(i) has notified any Seller or Entity that it is claiming any ownership of or right to use any Proprietary Rights, or (ii) is infringing upon any Proprietary Rights in any way. The use by Sellers and Entities of the Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to the Proprietary Rights, and no Action has been instituted against or notices received by any Seller or Entity that are presently outstanding alleging that the use of the Proprietary Rights by any Seller or Entity infringes upon or otherwise violates any rights of a third party in or to the Proprietary Rights.

             IV.18   Employee Benefit Plans.

                     (a) Definitions. The following terms, when used in this Section 4.18, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                              (i)     Benefit Arrangement.  "Benefit
Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which

                                      (A)      is not a Welfare Plan, Pension
Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by any Entity or an ERISA Affiliate or under which any Entity or any ERISA Affiliate may incur any Liability, and (C) covers any employee or former employee of any Entity or any ERISA Affiliate (with respect to their relationship with such Entities).

                              (ii)    Code. "Code" shall mean the Internal
Revenue Code of 1986. as amended.

                              (iii)   Employee Plans. "Employee Plans" shall
mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                              (iv)    ERISA.  "ERISA" shall mean the Employee
Retirement Income Security Act of 1974, as amended.

                              (v)     ERISA Affiliate.  "ERISA Affiliate" shall
mean any Entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, any Entity as defined in Section 414(b), (c), (m) or (o) of the Code.

                              (vi)    Multiemployer Plan.  "Multiemployer Plan"
shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA,
(A) which any Entity or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which any Entity or any ERISA Affiliate may incur any Liability and (B) which covers any employee or former employee of any Entity or any ERISA Affiliate (with respect to their relationship with such Entities).

                              (vii)   PBGC.  "PBGC" shall mean the Pension
Benefit Guaranty Corporation.

                              (viii)  Pension Plan.  "Pension Plan" shall mean
any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which any Entity or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which any Entity or any ERISA Affiliate may incur any Liability and (B) which covers any employee or former employee of any Entity or any ERISA Affiliate (with respect to their relationship with such Entities).

                              (ix)    Welfare Plan.  "Welfare Plan" shall mean

                                      (A)      any "employee welfare benefit
plan" as defined in Section 3(l) of ERISA, (A) which any Entity or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which any Entity or any ERISA Affiliate may incur any Liability and (B) which covers any employee or former employee of any Entity or any ERISA Affiliate (with respect to their relationship with such Entities).

                     (b) Disclosure, Delivery of Copies of Relevant Documents and Other Information. Schedule 4.18 contains a complete list of Employee Plans which cover employees of any Entity (with respect to their relationship with such Entities). Parent has delivered or made available to Buyer true and complete copies of each of the following documents: (i) each Employee Plan (and, if applicable, related trust agreement) which covers employees of any Entity (with respect to their relationship with the Entity), and all amendments thereto, including all annuity contract or other funding instruments, (ii) a complete description of any Employee Plan which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan and each Welfare Plan (other than a "multiemployer plan", as defined in Section 3(37) of ERISA) which covers or has covered employees of any Entity (with respect to its relationship with the Entity), (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan which covers employees of any Entity (with respect to its relationship with the Entity), and (v) a description setting forth the amount of any Liability of each Entity for payments more than thirty (30) calendar days past due with respect to each Welfare Plan which covers employees of any Entity; provided, however, that the foregoing subparagraphs (i) - (v) are limited to those Employee Plans for which Buyer or any Partnership has or potentially has a Liability.

                     (c) Representations Notwithstanding the provisions of this Section 4.18(c), the representations in subparagraphs (i) - (xiv) of this Section 4.18(c) apply only to Employee Plans for which Buyer or any Partnership has or potentially has a Liability. Except as set forth in
Schedule 4.14, Sellers represent and warrant as follows:

                              (i)     Pension Plans

                                      (A)      The funding method used in
connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan, accrued but unpaid contributions) did not and will not exceed zero. No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither any Entity nor any ERISA Affiliate has failed to pay when due any "required installment", within the meaning of Section 412(m) of the Code and Section 302(c) of ERISA, whichever may apply, with respect to any Pension Plan. Neither any Entity nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither any Entity nor any ERISA Affiliate has any Liability for unpaid contributions with respect to any Pension Plan.

                                      (B)      Neither any Entity nor any ERISA
Affiliate is required to provide security to a Pension Plan which covers or has covered employees or former employees of Seller under Section 401(a)(29) of the Code.

                                      (C)      Each Pension Plan and each
related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of any Entity (with respect to their relationship with the Entity) is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date.

                                      (D)      Each Pension Plan, each related
trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of any Entity (with respect to their relationship with the Entity) presently complies and has been maintained in substantial compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all Regulations and Court Orders which are applicable to such plans, including, without limitation, ERISA and the Code.

                                      (E)      Each Entity has paid all
premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither any Entity nor any ERISA Affiliate has engaged in, or is a successor or parent to an Entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan. No filing has been made by any Entity or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. Neither any Entity nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of

ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which any Entity or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

                              (ii)    Multiemployer Plans

                                      (A)      Neither any Entity nor any ERISA
Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability, contingent or otherwise (including, without limitation, the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of any Entity or any ERISA Affiliate. Neither any Entity nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an Entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                                      (B)      All contributions required to be
made by any Entity or any ERISA Affiliate to each Multiemployer Plan have been made when due.

                                      (C)      If, as of the Closing Date, the
Entities (and all ERISA Affiliates) were to withdraw from all Multiemployer Plans to which they (or any of them) has contributed or been obligated to contribute, it (and they) would incur no Liabilities to such plans under Title IV of ERISA.

                                      (D)      With respect to each
Multiemployer Plan: (1) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any Liability, contingent or otherwise, of any Entity or any ERISA Affiliate under Title IV of ERISA; (2) no proceeding has been initiated by any person (including the PBGC) to terminate any Multiemployer Plan; (3) Sellers, the Entities and the ERISA Affiliates have no reason to believe that any Multiemployer Plan will be terminated or will be reorganized under ERISA; and
(4) the Entities and the ERISA Affiliates do not expect to withdraw from any Multiemployer Plan.

                              (iii)   Welfare Plans

                                      (A)      Each Welfare Plan which covers
or has covered employees or former employees of any Entity (with respect to their relationship with the Entity) has been maintained in substantial compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all Regulations and Court Orders which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

                                      (B)      None of any Entity, any ERISA
Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of any Entity or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent any Entity from amending or terminating any such benefit plan or Welfare Plan.

                                      (C)      Each Welfare Plan which covers
or has covered employees or former employees of any Entity and which is a "group health plan," as defined in Section 607(l) of ERISA, has been operated in compliance with provisions of Part 6 of Title 1, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                                      (D)      Neither any Entity nor any ERISA
Affiliate has incurred any Liability with respect to any Welfare Plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA, under the terms of such Welfare Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Welfare Plan.

                                      (E)      If, as of the Closing Date, the
Entities (and all ERISA Affiliates) were to have a cessation of contributions, cessation of obligations to make contribution or other form of withdrawal from all Welfare Plans that are multiemployer plans", as defined in Section 3(37) of ERISA, they would incur no Liabilities with respect to any such Welfare Plans under the terms of such Welfare Plans, any collective bargaining agreement or otherwise.

                              (iv)    Benefit Arrangements.  Each Benefit
Arrangement which covers or has covered employees or former employees of any Entity (with respect to their relationship with the Entity) has been maintained in compliance with its terms and with the requirements prescribed by any and all Regulations and Court Orders which are applicable to such Benefit Arrangement, including, without limitation, the Code. Except as set forth in the Disclosure Schedule, and except as provided by law, the employment of all persons presently employed or retained by the Partnerships is terminable at will.

                              (v)     Unrelated Business Taxable Income.  No
Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code Section 511.

                              (vi)    Deductibility of Payments.  There is no
contract, agreement, plan or arrangement covering any employee or former employee of any Entity (with respect to its relationship with the Entity) that, individually or collectively, provides for the payment by the Entity of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or
(ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                              (vii)   Fiduciary Duties and Prohibited
Transactions. Neither any Entity nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of any Entity or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title 1, Subtitle B of ERISA. No Entity has knowingly participated in a violation of Part 4 of Tide 1, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and has not been assessed any civil penalty under Section 502(l) of ERISA.

                              (viii)  Validity and Enforceability.  Each
Welfare Plan, Pension Plan, related trust agreement, annuity contact or other funding instrument and Benefit Arrangement which covers or has covered employees or former employees of any Entity (with respect to their relationship with the Entity) is legally valid and binding and in full force and effect.

                              (ix)    Litigation.  There is no Action or Court
Order outstanding, relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against any Entity, any ERISA Affiliate or any Employee Plan.

                              (x)     No Amendments.  Neither any Entity nor
any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of any Entity (with respect to their relationship with the Entity) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of any Entity (with respect to their relationship with the Entity).

                              (xi)    No Other Material Liability.  No event
has occurred in connection with which any Entity or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material Liability (A) under any Regulation or Court Order relating to any Employee Plans or (B) pursuant to any obligation of any Entity to indemnify any person against Liability incurred under any such Regulation or Court Order as they relate to the Employee Plans.
                              (xii)   Unpaid Contributions.  Neither any Entity
nor any ERISA Affiliate has any Liability for unpaid contributions under
Section 515 of ERISA with respect to any Pension Plan, Multiemployer Plan or Welfare Plan.

                              (xiii)  Insurance Contracts.  Neither any Entity
nor any Employee Plan (other than a "multiemployer plan", as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any Entity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance Company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                              (xiv)   No Acceleration or Creation of Rights.
Neither the execution and delivery of this Agreement or any other related agreements by Sellers nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits with respect to any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

             IV.19   Transactions with Certain Persons.  Except as set forth in
Schedule 4.19, no officer, director or employee of any of the Entities or employee of any Seller dedicated primarily to the Business nor, to the knowledge of Sellers, any member of any such person's immediate family or any person or entity controlled by such person or in which such person has a substantial beneficial interest, is presently, or within the prior two years has been, a party to any transaction with any Entity or Seller relating to the Business (other than for services as officers, directors or employees of the Entity), including, without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to any such person or corporation, partnership, trust or other Entity in which any such person has in interest as a shareholder, officer, director, trustee or partner.

             IV.20   Tax Matters.

                     (a) Filing of Tax Return. Each Partnership and HMSGI, LCSI and Servicetrends (and any affiliated group of which any of them is now or has been a member) (the "Tax Entities") has timely filed (including filings made during an extension period granted by any taxing authority) with the appropriate taxing authorities all returns, except as shown on Schedule
4.20 (including, without limitation, information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. Sellers have delivered or made available to Buyer complete and accurate copies of each Entity's federal, state and local tax returns for the years 1995.

                     (b) Payment of Taxes. All Taxes, in respect of periods beginning before the Closing Date owed by the Tax Entities, have been timely paid, or will be timely paid, when due, by the Tax Entities.

                     (c) Audits, Investigations or Claims. Except as set forth in Schedule 4.20, there are no pending or, to Sellers' knowledge, threatened audits, investigations or claims for or relating to any additional Liability of any Tax Entity in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of any Tax Entity, or its counsel, is likely to result in a material additional Liability of any Tax Entity for Taxes. Audits of federal, state, and local returns of the Tax Entities for Taxes by the relevant taxing authorities have been completed for each period as set forth in Schedule 4.20 and, except as set forth in Schedule 4.20, no Tax Entity has been notified that any taxing authority intends to audit a return for any period. Except as set forth in Schedule 4.20, no extension of a statute of limitations relating to Taxes is in effect with respect to any Tax Entity.

                     (d) Lien. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

                     (e) Safe Harbor Lease Property. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section l68(f)(8) of the Code.

                     (f) Security for Tax-Exempt Obligations. None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                     (g) Tax-Exempt Use Property. None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                     (h) Foreign Person. No Seller or Entity is a person other than a United States person within the meaning of the Code.

                     (i) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

             IV.21 Insurance. Schedule 4.21 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, and, during the periods the Sellers held any interest in the Entity, the loss experience history of the Business by line of coverage) held or maintained by Sellers or by the Entities on the Business, the Assets or the employees of the Entities, including a separate list of all Insurance Policies maintained in respect of the Servicetrends Business. All such insurance is in full force and effect, insures the Sellers and the Entities in the amounts described therein against the risks described therein and provides coverage as is required by applicable Regulation and by any and all Contracts to which the Seller or Entity is a party. There is no Default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business, and no notice of cancellation or nonrenewal of any such coverage has been received by any Seller or Entity. There are no outstanding performance bonds covering or issued for the benefit of the Entities. No insurer has advised any Seller or Entity that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder relating to the Business.

             IV.22 Accounts Receivable. The accounts receivable set forth on the Balance Sheet, and all accounts receivable arising since the Balance Sheet Date, in respect of the Business represent bona fide claims of the Entities against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in material compliance with the applicable orders, Contracts or customer requirements.
Said accounts receivable are subject to no defenses, counterclaims or rights of set-off and are fully collectible in the ordinary course of business, except in the aggregate to the extent of the appropriate reserves for doubtful accounts receivable as set forth on the Balance Sheet and, in the case of accounts receivable arising since the Balance Sheet Date, in the aggregate to the extent of a reasonable reserve rate for doubtful accounts receivable which is not greater than the rate reflected by the reserve for doubtful accounts on the Balance Sheet.

             IV.23 Inventory. Except for inventory that is excess, damaged or obsolete, for which in the aggregate an adequate reserve has been established in the Balance Sheet in accordance with generally accepted accounting principles, consistently applied, the inventory reflected in the Balance Sheet and not disposed of or reserved since such date is of good and merchantable quality, of a quantity and quality saleable in the ordinary course of business of the Business in accordance with past practices, and is adequate as of the date hereof for the Business as conducted as of such date.

             IV.24 Payments. None of the Sellers or Entities or, to their knowledge, any of their respective officers, directors, members, shareholders, employees or agents, has, directly or indirectly, paid, delivered, offered or agreed to deliver any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, which was, at the time made or given, illegal under any federal, state or local laws of the United States (including, without limitation, the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction; and none of the Sellers or Entities has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

             IV.25 Customers, Distributors and Suppliers. Except as set forth on Schedule 4.25 hereto, Sellers have not received any written communication from any of the ten largest customers of any Entity (other than T2 of any intention to terminate or materially reduce purchases from such Entity, nor to the knowledge of Sellers, any other communication to such effect.

             IV.26   Compliance With Environmental Laws.

                     (a) Definitions. The following terms, when used in this Section 4.26, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                              (i)     "Entity" For purposes of this Section,
the term "Entity" shall include (i) all Affiliates of the Entity, (ii) all partnerships, joint ventures and other Entities or organizations in which the Entity was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other Entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by the Entity or to which the Entity has succeeded.

                              (ii)    "Release" shall mean and include any
spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance.

                              (iii)   "Hazardous Substance" shall mean any
pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludge, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

                              (iv)    "Environmental Laws" shall mean all
applicable Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.

                              (v)     "Environmental Conditions" means the
introduction into the environment of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which an Entity has or may become liable to any person or by reason of which any of the Assets or any properties or assets of any Entity may suffer or be subjected to any material lien.

                     (b) Facilities. All properties currently owned, leased or operated by the Entities other than T2 or by T2 to the extent used in connection with the Business (collectively the "Facilities") are, and at all times have been, and all Facilities previously owned, leased or operated by the Entities (collectively, the "Former Facilities") were at all times when owned, leased or operated by the Entities, owned, leased and operated in compliance with all Environmental Laws and in a manner that will not give rise to any Liability under any Environmental Laws, where any non-compliance or Liability would have a material adverse effect upon the Business taken as a whole. Without limiting the foregoing, (i) there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or emanating from any Facility or any Former Facility, except for quantities of any such Hazardous Substances generated, treated, transported, handled, disposed of, stored or otherwise held on, under or about any such Facility in material compliance with all Environmental Laws and reasonably necessary for the operation of the Business, (ii) each Entity has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all Environmental Laws and in a manner that will not result in Liability of the Entity under any Environmental Law, where any non-compliance or Liability would have a material adverse effect upon the Business taken as a whole, (iii) there is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at any Facility or Former Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and there has been no Release from or rupture of any such tank or pipeline, including, without limitation, any Release from or in connection with the filling or emptying of such tank, where any non-compliance or Release would have a material adverse effect upon the Business taken as a whole, (iv) the Entities do not manufacture or distribute any product in the State of California which requires the warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65"), and (v) no Entity has made and has ever been required to make any filing under the New Jersey Industrial Site Recovery Act or any other state law of similar effect.

                     (c) Notice of Violation. No Entity has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, whether at the Facilities, the Former Facilities or otherwise or (ii) an alleged violation of or non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law, where any Release, threatened Release, alleged violation, or non-compliance would have a material adverse effect upon the Business. No Entity has received a notice of any other claim, demand or Action by any individual or Entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Facilities or Former Facilities, or in connection with any operations or activities of Seller, where any Release or threatened Release or violation of noncompliance, individually or in the aggregate, would have a material adverse effect upon the Business.

                     (d) Environmental Conditions. There are no present or past Environmental Conditions in any way relating to the Business or at any Facility or Former Facility.

                     (e) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, in the possession of any of the Sellers or Entities, of all environmental audits or assessments which have been conducted at any Facility or Former Facility within the past five years, either by any Seller or Entity or any attorney, environmental consultant or engineer engaged by them for such purpose, have been delivered to Buyer and a list of all such reports, audits and assessments is included on Schedule 4.26.

                     (f) Indemnification Agreements. Except as set forth in Schedule 4.26, no Entity is a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule and excluding Leases and Contracts not related to the Business) under which the Entity is obligated by or entitled to the benefits of any representation, warranty, indemnification, covenant or restriction concerning Environmental Conditions.

                     (g) Notices, Warnings and Records. The Entities have given all notices and warnings, made all reports, and kept and maintained all records required by, and in each case in material compliance with all applicable Environmental Laws.

             IV.27   Compliance with Health Care Laws; Settlement Agreement.

                     (a) Absence of Certain Business Practices. Neither any Seller nor any Entity, any Affiliate of any Seller or Entity, any predecessor-in-interest to any Seller or Entity of an interest in any Entity, nor any person or entity acting on behalf of any of them acting alone or together ("Designated Persons"), has, in connection with the Business, (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, physician, governmental employee or other person or Entity with whom or which Sellers or any Entity has done Business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, physician, governmental employee or other person or Entity who is or may be in a position to help or hinder the Business (or assist Sellers or any Entity in connection with any actual or proposed transaction).

                     (b) Fraud and Abuse. No Designated Person has engaged in connection with the Business in any activities that are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7, 1320a-7a, 1320a-7b and 1395(nn), the federal CHAMPUS statute, the federal False Claims Statute, 31 U.S.C. Section 3729, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, including, but not limited to, the following:

                              (i)     knowingly and willfully making or causing
to be made a false statement or representation of a material fact in any application for any benefit or payment;

                              (ii)    knowingly and willfully making or causing
to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                              (iii)   presenting or causing to be presented a
claim for reimbursement for Services under CHAMPUS, Medicare, Medicaid or other state health care program that is for an item or service that is known to be either not provided as claimed or false or fraudulent;

                              (iv)    knowingly and willfully offering, paying,
soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or other state health care program, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or other state health cam program; or

                              (v)     knowingly and willfully making or causing
to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated or necessary to make the statements made not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or other state health care program certification, or (ii) information required to be provided under
Section 1124A of the Social Security Act (42 U.S.C. Section 1320a-3).

                     (c) Health Professional's Financial Relationship. The operations of each Seller and each Entity relating to the Business are in compliance with and do not otherwise violate the federal Medicare and Medicaid statutes regarding health professional self-referrals, 42 U.S.C. Section 1395nn and 42 U.S.C. Section 1396b, or the regulations promulgated pursuant to such statute, or similar state or local statutes or regulations.

                     (d) Controlled Substances. No Designated Person has engaged in any activities in connection with the Business which are prohibited under the federal Controlled Substances Art, 21 U.S.C. Section 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

                     (e) Disclosure of Certain Financial Relationships. Sellers have disclosed to Buyer any and all financial relationships relating to the Business (whether or not memorialized in a writing) that any Seller or any Entity has had with a physician or an immediate family member of a physician
(i) since January 1, 1995 or, to the best of Sellers', prior thereto, or (ii) with respect to any Entity in which Sellers first acquired an interest subsequent to January 1, 1995, the date of acquisition of the interest or, to the best of Sellers' knowledge, prior thereto. For purposes of this Section, the term "financial relationship" has the meaning set forth in 42 U.S.C.
Section 1395nn.

                     (f)      Settlement Agreement and Judgment.  Attached as
Schedule 4.27 is a true and complete copy of (i) the Complaint in the civil action entitled Donna Shalala, Secretary of Health and Human Services v. T2 Medical, Inc. (Civil Action No. 1-94-CV-2549-GEG) filed in the United States District Court for the Northern District of Georgia, Atlanta Division, on September 26, 1994 (the "Complaint"), (ii) the Settlement Agreement (the "Settlement Agreement"), which provides for the settlement of alleged claims of the U.S. Government against T2 and its officers, directors, subsidiaries and affiliates which refer or relate to the claims alleged in the Complaint, and
(iii) the Final Judgment of Permanent Injunction and Ancillary Relief (the "Judgment") entered in the action covered by the Complaint. The Settlement Agreement and the Judgment remain in full force and effect and have not been amended, supplemented or modified in any manner. T2 and its present
Affiliates subject to or covered by the Settlement Agreement or by the Judgment have complied in all material respects with the Settlement Agreement and the Judgment. The Business is not currently conducted, and has not at any time in the past been conducted, in a manner that would constitute a violation of the terms of the Settlement Agreement or the Judgment and no Seller or Entity has received notice to the effect that, or otherwise been advised that, it is not in compliance with the Settlement Agreement or the Judgment. The Business is not subject to the Settlement Agreement or the Judgment and will not be subject to the Settlement Agreement or the Judgment following acquisition of the Assets and assumption of the Assumed Liabilities by Buyer pursuant hereto.

                     (g) Exclusivity of Representations and Warranties. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 4.27 shall be deemed to be the sole and exclusive representations and warranties made in this Article IV concerning Health Care Laws.

             IV.28 Parent Fairness Opinion. Parent has received from Bear Stearns & Co. Inc. a written opinion dated as of the date hereof, to the effect that the transactions contemplated by this Agreement are fair to the Parent and its stockholders from a financial point of view.

                                       V.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

             Buyer hereby represents and warrants to Sellers as follows:

             V.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

             V.2 Authorization. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Buyer. No other corporate proceedings on the part of Buyer, are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

             V.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer's assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer is a party, (c) violate any Regulation or Court Order, except, in the case of each of clauses (a), (b) and
(c) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

             V.4 Consents and Approvals. Other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or Entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

             V.5 No Brokers. Neither Buyer nor any of its Officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of any of the Sellers or any of their respective Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

             V.6 Financing. Buyer has adequate available funds to pay the Purchase Price.

                                      VI.

                         COVENANTS OF SELLERS AND BUYER

             Sellers and Buyer each covenant with the other as follows:

             VI.1    Further Assurances.

                     (a) General. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, including the amendments to agreements contemplated by Section 8.6 hereof, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to cooperate with each other and use their respective commercially reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases to be assumed by Buyer; (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (D) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the annuity of the parties to consummate the transactions contemplated hereby,
(E) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by governmental authorities, and (F) to fulfill all conditions to the consummation of the actions contemplated by this Agreement. Sellers and Buyer will commence all action required under this Section 6.1 by a date which is early enough to allow the transactions contemplated hereunder to be consummated as soon as practicable prior to the termination date specified in Section 11.1(a) hereof. Within five business days after the execution and delivery of this Agreement, Buyer and Sellers shall make all filings required under the HSR Act.

                     (b) Qualification to do business. Prior to the Closing Date, Parent shall have caused each Entity that is not qualified to do business in each state where the nature of the properties owned and used in connection with the Business or the business conducted by it requires qualification to be so qualified except where the failure to so qualify would not have a material adverse effect on the Business or the Assets.

             VI.2    No Solicitation.

             (a) No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, each of the Sellers and its Representatives shall not, and shall cause each of its respective shareholders or Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a portion of the Assets or the Business (including any merger, consolidation, liquidation, dissolution or similar transaction (each such transaction being referred to herein as a "Proposed Acquisition

Transaction")). Sellers and their Affiliates shall not, directly or indirectly, through any officer, director, employee, Representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller or any of its subsidiaries for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction; provided, however, that nothing contained in this Section 6.2 shall prohibit the Board of Directors of Parent from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide offer (or a bona fide offer solicited prior to the date hereof) by such person or entity to acquire the Business or to acquire greater than 50% of the Assets. Sellers agree not to release any third party from, or waive any provision of, any confidentiality agreement to which any Seller is a party relating to the Business or the Assets.

             (b) Notification. Sellers will immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Buyer of the terms of (and provide Buyer with a copy of) any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identify of the prospective purchaser or soliciting party.

             (c) Not Applicable to Enterprise Transaction. Notwithstanding anything herein to the contrary, the provisions of this Section 6.2 shall apply only to a Proposed Acquisition Transaction in which the Business or the Assets are the principal components, and shall not apply in any respect to a transaction involving a merger, consolidation, reorganization, sale of all or substantially all assets, recapitalization, business combination or other transaction involving Parent or the businesses of Parent and its subsidiaries, including without limitation the Business, as a whole or substantially as a whole.

             (d) Rights of First Refusal. In the event that any Seller (including Parent) receives a "Competing Offer" (as defined below), for the Business or the business of the Parent and its subsidiaries (as a whole, the "Coram Business"):

                              (i) Such Seller shall promptly deliver to Buyer a
             notice (the "Notice of Competing Offer") of the terms and conditions of (and, if applicable, provide Buyer with a copy of) such Competing Offer.

                              (ii) Within three (3) business days of receipt of
             the Notice of Competing Offer, Buyer may elect to purchase the Business or the Coram Business, as the case may be, on the same terms and subject to the same conditions as such Competing Offer; provided, however, if the consideration or any portion of the consideration to be paid by the proposed purchaser (the "Proposed Purchaser") for the Business or the Coram Business, as the case may be, consists of consideration other than cash (the "Proposed Non-cash Consideration"), then the board of directors of Parent (the "Parent Board") shall, in lieu of receiving the Proposed Non-cash Consideration, elect to receive from Buyer:

                                      i.       cash equal to the Fair Market
                     Value of the Proposed Non-cash Consideration on the date of the Competing Offer; or

                                      ii.      Common Stock of the Buyer having
                     a Fair Market Value on the date of the "Acceptance" (as defined below) equal to the Fair Market Value of the Proposed Non-cash Consideration on the date of the Acceptance; provided that if the Parent Board shall elect to receive Common Stock of Buyer, it shall be a condition to the proposed transaction that Buyer shall obtain the requisite approvals, if any, of its stockholders.

                     An election to purchase the Business or the Coram Business, as the case may be, shall be made by written notice (the "Acceptance") to Parent. If Parent does not receive the Acceptance within three (3) business days after the Notice of Competing Offer is given to Buyer in accordance with Section 11.3 hereof, Buyer shall be deemed not to have elected to purchase the Business or the Coram Business, as the case may be, and Parent and Sellers may dispose of the Business or the Coram Business, as the case may be, pursuant to the Competing Offer. If the Acceptance is timely delivered as set forth herein, Buyer and Sellers shall be obligated to consummate the transaction contemplated by the Competing Offer on and subject to the terms and conditions thereof. Parent and Sellers shall not permit a binding Competing Offer to be accepted unless and until Buyer's rights under this Section 6.2(d) with respect to such Competing Offer shall have lapsed. Without limiting the foregoing, Buyer agrees to use its reasonable commercial efforts to advise Parent as to whether or not Buyer will be delivering an Acceptance as promptly as possible following Buyer's receipt of the Notice of Competing Offer. The rights of Buyer under this Section 6.2(d) shall terminate on the earlier of (i) the Closing Date and (ii) a termination of this Agreement in accordance with its terms.

                     As used in this Section 6.2(d), "Competing Offer" shall mean a bona fide offer in writing (or confirmed in writing prior to the lapse of the period during which Buyer can deliver an effective Acceptance under the terms hereof) with respect to either a Proposed Acquisition Transaction or a merger, consolidation, sale of all or substantially all assets, reorganization, recapitalization, business combination or other transaction involving Parent (any such transaction, an "Enterprise Transaction") which by its terms requires Sellers not to consummate the transactions contemplated hereby, in either case the terms of which are acceptable to the Parent Board. Without limiting the generality of the foregoing, in no event shall the provisions of this Section 6.2(d) apply to any Enterprise Transaction that does not include the Business.

                     As used in this Section 6.2, "Fair Market Value" shall be determined as follows: (a) with respect to any publicly-traded security for which market quotations are readily available, the Fair Market Value of

                                      (i)      any security traded on a
             national securities exchange or on the National Market System (the "NMS") of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), shall be (x) if listed on a national securities exchange, the average of the closing prices as reported for composite transactions for the 20 consecutive trading days on which such security is actually traded ending at the close of trading on the day immediately preceding the relevant date and
             (y) if traded on the NMS, the average of the last sale prices as reported in the NASDAQ system for the 20 consecutive trading days on which such security is actually traded ending at the close of trading on the day immediately preceding the relevant date, and

                                      (ii)     any security not traded on the
             NMS but otherwise traded in the over-the-counter market shall be the average for the 20 consecutive trading days of the mean between the highest bid and lowest asked prices quoted in the NASDAQ system as of the close of business on the relevant date in the domestic over-the-counter market as reported by the National Quotation Bureau, Inc. or any similar successor organization.

                     (b) The Fair Market Value of all other securities and property of any nature shall be determined by the Parent Board acting in good faith after considering all pertinent factors and all appropriate information and data, which factors, information and data may, but need not, include any of the following that may be applicable: purchase cost, estimates of liquidation value, marketability, with respect to security prices received from purchasers in recent private placements of securities of the same issuer, contractual or legal restrictions on transferability and changes in financial condition and prospects of the issuer; provided, however, that if Buyer shall disagree with the Fair Market Value ascribed to such other securities or property in the Notice of Competing Offer, then the Fair Market Value thereof shall be determined by an investment banker mutually acceptable to Buyer and Parent. Buyer and Parent each agree to cooperate (i) to select an investment banker acceptable for such purpose within 24 hours of the Notice of Competing Offer being given to Buyer in accordance with this Section 6.2(d) and (ii) in providing on a timely basis to such investment banker all information within their respective control such investment banker requires to make the determination called for hereby; provided, however, that no failure of such investment banker to make the determination required hereunder shall extend the time by which Buyer must give an Acceptance hereunder unless such failure is caused by the acts or omissions of Parent or its Representatives. The valuation of such property by the Parent Board or such investment banker, as the case may be, shall be deemed the Fair Market Value of such security and shall be binding and conclusive on all parties hereto for the purpose of this
Section 6.2.

             VI.3 Notification of Certain Matters. From the date hereof through the Closing, (i) Sellers shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty made by Sellers contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate,
(b) any failure of any Seller, or any of their respective Affiliates, or of any of their respective shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto and (c) any communication or contact with, or other action by, the U.S. Department of Justice ("DOJ") or the Office of the Inspector General ("OIG") (or any employee or representative thereof) relating in any way to the Compliance Report, including a description of the nature and substance thereof and (ii) Buyer shall give prompt notice to Seller of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Buyer contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate and (b) any failure of Buyer, or any of its Affiliates, or of any of its shareholders or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, than such disclosure shall not be deemed to cure any breach of a representation. warranty, covenant or agreement or to satisfy any condition. Sellers shall promptly notify Buyer of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could in any way materially affect any of the Sellers, Entities, Assets or Business.

             VI.4 Access by Buyer. Between the date hereof and the Closing Date, Sellers will give to Buyer and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records of Sellers and the Entities and shall furnish Buyer with copies of such documents and with such information with respect to the affairs of the Business and the Assets as Buyer may from time to time reasonably request.

Sellers will disclose to Buyer and make available to it and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents reasonably relating to the Business or the Assets. Access of Buyer pursuant to the foregoing shall be initiated and coordinated only through Richard Smith, Paul Quiner or such other persons as Parent may from time to time designate. All such access shall be granted at a reasonable time and upon reasonable notice.

             VI.5 Conduct of Business. From the date hereof through the Closing and except as otherwise set forth on the Disclosure Schedule, Sellers
(i) shall, and shall cause the Entities to, operate the Business in the ordinary course of business and in accordance with past practice, (ii) will not take, and will cause the Entities not to take, any action inconsistent with this Agreement or with the consummation of the Closing without first consulting in good faith with Buyer concerning the action proposed to be taken. Without limiting the generality of the foregoing, Sellers shall not amend their respective certificates or articles of incorporation or bylaws in a manner that would adversely affect the ability of Sellers to consummate the transactions contemplated hereby, or sell, assign, convey, lease, mortgage, pledge or encumber or dispose of any of the Assets or any interests therein, other than the sale of Servicetrends Inventory, in the ordinary course of business and consistent with past practice, and will cause the Entities not to do any of the following:

                     (a) change or amend its certificate of incorporation, bylaws or Partnership Agreement;

                     (b) enter into, extend, materially modify, terminate or renew any Contract or Lease relating to the Business, except in the ordinary course of Business and consistent with past practice;

                     (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Assets, or any interests therein, except in the ordinary course of business and consistent with past practice;

                     (d) incur any Liability for Funded Debt or, except in the ordinary course of business and consistent with past practice, incur any other Liability other than Excluded Liabilities;

                     (e)      (i)     take any action with respect to the
grant of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements of the Entity in effect on the date hereof that are described on the Disclosure Schedule) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee (other than as may be required pursuant to the terms of an existing Contract, which requirement and terms are described in the Disclosure Schedule) or pay any benefit not required by any existing Employee Plan or policy;

                              (ii)    make any change in its management
structure, except as a result of a voluntary departure by management personnel;

                              (iii)   adopt, enter into or amend any Employee
Plan, agreement (including, without limitation, any employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable Regulations or would constitute Excluded Liabilities; or

                              (iv)    fail to maintain all Employee Plans in
accordance with applicable Regulations in all material respects;

                     (f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof;

                     (g) declare, set aside, make or pay any dividend or other distribution to, or make any other payment for any reason to shareholders or partners of any of the Sellers or any Affiliate of any of such shareholders or partners or of the Sellers or Entities, except for cash distributions made in a manner consistent with past practice;

                     (h) willingly allow or permit to be done, any act by which any of the Insurance Policies may be suspended, impaired or canceled;

                     (i)      (i)     fail to pay its accounts payable and any
debts owed or obligations due, or pay or discharge when due any Liabilities, in the ordinary course of business other than accounts payable or debts that are the subject of good faith disputes and for which appropriate reserves are established in the financial statements; or

                              (ii)    fail to use its reasonable commercial
efforts to collect its accounts receivable in the ordinary course of business;

                     (j) enter into, renew, modify or revise any agreement or transaction with, or forgive any indebtedness of, any Seller or any of its Affiliates;

                     (k) fail to maintain the Assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace consistent with Seller's past practice inoperable, worn-out or obsolete or destroyed Assets;

                     (l) make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred in the ordinary course of business, any individual;

                     (m) make any income tax election or settlement or compromise with tax authorities;

                     (n) fail to comply in all material respects with all Regulations applicable to it, the Assets and the Business;

                     (o) intentionally do any other act for the purpose of causing any representation or warranty of Sellers in this Agreement to be or become untrue in any material respect (or in any respect if such representation or warranty is qualified as to materiality);

                     (p) fail to use its reasonable efforts, consistent with past or reasonable commercial practices, to (i) retain the Entities' employees and (ii) maintain the Business so that such employees will remain available to Buyer on and after the Closing Date, (iii) maintain existing relationships with suppliers, customers and others having business dealings with it and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                     (q) except for cash distributions under the Partnership Agreements made to the extent not inconsistent with the provisions of this Section 6.5 or any other provision of this

Agreement and other distributions consistent with past practices, make any payment of any kind whatsoever to or on behalf of any shareholder or partner or any of the Sellers or any Affiliate of any of the Sellers or Entities, whether in payment of an account payable or debt owed or obligation due or Liability to any such person or Entity or otherwise;

                     (r) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

             VI.6 Transfers. Parent shall, and shall cause all of its Affiliates to, transfer all right, title and interest in and to all Assets not owned immediately prior to the Closing by a Seller or an Entity, to T2 prior to the Closing for transfer to Buyer at the Closing. Without limiting the generality of the foregoing, (i) Parent, T2 and TLI hereby agree to cause
TLII to be liquidated prior to the closing so that all Assets owned or held by TLII on the date hereof or hereafter acquired will be included in the Assets transferred by TLI to T2 as contemplated by the following clause (ii), and
(ii) Parent and T2 hereby agree to cause TLI to be liquidated following the liquidation of TLII as contemplated by the preceding clause (i) and prior to the Closing so that all Assets owned or held by TLI on the date hereof or hereafter acquired (whether pursuant to the liquidation of TLII or otherwise) will be included in the Assets transferred to Buyer by T2 at the Closing.

             VI.7 Assistance with Partnership Consents. Buyer shall cooperate with Sellers, to the extent reasonably requested by Sellers and, to such extent, at the expense of Sellers to the extent of out-of-pocket expenses reasonably related to securing such consents, in connection with Sellers' solicitation of all consents required under the Partnership Agreements in connection with the transactions contemplated by this Agreement. Sellers shall pay the expenses of pursuing any consents from the partners of the Partnerships necessary to consummate the transactions contemplated herein and shall reimburse the partners of the Partnerships for any liability, including any liability for income taxes arising as a result of the deemed termination of any Partnership that they incur as a result of Sellers' transfer of interests in the Partnerships to Buyer as provided herein. Nothing in this Agreement shall obligate any Seller or Entity to pay any fee to any partner of any Partnership to obtain such partner's consent to the transactions contemplated hereby.

             VI.8 Employee Matters. Sellers shall be solely responsible for all of the Employee Plans (as defined in Section 4.18) of Sellers and all obligations and liabilities thereunder. Buyer shall not assume any of the Employee Plans of Sellers or any obligation or liability thereunder.

             VI.9 Non-Compete Agreements. Sellers shall use their commercially reasonable efforts to cause all agreements pursuant to which partners or members in the Partnerships agree not to compete with a Seller or an Entity, including, without limitation, those agreements listed on Exhibit C hereto, existing on the Closing Date to be amended in a manner reasonably satisfactory to Buyer to provide that Buyer and its Affiliates shall be entitled to the benefits of and to enforce the agreements not to compete, if any amendments are necessary to so provide such benefits to such persons; provided that Seller will cooperate with Buyer pursuant to Section 9.1 hereof to enforce any of such agreements that are not so amended.

             VI.10 Section 338(h)(10) Election. Sellers agrees to cooperate with any election pursuant to Section 338(h)(10) of the Code with respect to the sales of any Stock included in the Assets as requested by Buyer.

             VI.11 Allocation of Purchase Price. Sellers and Buyer agree to cooperate with respect to the allocation of the Purchase Price.

                                      VII.

                       CONDITIONS TO SELLERS' OBLIGATIONS

             The obligations of Sellers to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent:

             VII.1 Representations, Warranties and Covenants. The representations and warranties of Buyer set forth in Article V of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (ii) that those representations and warranties which are qualified as to materiality shall be true and correct in all respects. Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

             VII.2 Consents and Regulatory Compliance. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired and the consents and approvals described in Schedule 4.7, shall have been obtained.

             VII.3 No Actions or Court Orders. No Action by any governmental authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage Parent if the transactions contemplated hereby are consummated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.

             VII.4 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Blass & Driggs, counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, with respect to the matters set forth in Exhibit M hereto.

             VII.5 Certificates. Buyer shall furnish Parent with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Parent.

             VII.6 Corporate Documents. Parent shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer's corporate secretary.

             VII.7 Assumption Document. Buyer shall have executed the Assumption Document.

             VII.8 Put Agreements. Sellers shall have been released from any further obligations under all Put Agreements unless Buyer shall have agreed to Sellers' reasonable satisfaction to indemnify and hold harmless Sellers with respect thereto.

                                     VIII.

                       CONDITIONS TO BUYER'S OBLIGATIONS

             The obligations of Buyer to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which conditions may be waived by Buyer, provided, however, that the occurrence of the Closing will not be deemed a waiver of the breach of any representation or warranty of any Seller hereunder:

             VIII.1  Representations, Warranties and Covenants.

             (a) The representations and warranties of Sellers contained in Sections 4.1, 4.2, 4.3, 4.5, 4.8, 4.15 and 4.16 of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except (i) to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) to the extent that the failures of such representations and warranties to be true and correct do not in the aggregate constitute a material adverse change from the Represented Condition, disregarding any representations and warranties made by Sellers with respect to any Excluded Assets and Excluded Liabilities. Sellers shall have substantially performed in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

             (b) The representations and warranties of Sellers contained in
Article IV other than in Sections 4.1, 4.2, 4.3, 4.5, 4.8, 4.15 and 4.16 of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except (i) to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date) and (ii) to the extent that the failures of such representations and warranties to be true and correct do not in the aggregate constitute a probable uninsured net loss in respect of the Business to be acquired by Buyer hereunder in excess of $16,000,000, disregarding any representations and warranties made by Sellers with respect to any Excluded Liabilities.

             (c) The representations and warranties of Sellers contained in
Article IV other than in Sections 4.1, 4.2, 4.3, 4.5, 4.8, 4.15 and 4.16 of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and the failures of such representations and warranties to be true and correct (x) arise out of an impairment of the Business or its financial condition which can not be remedied within six months of the Closing Date, (y) in the aggregate constitute a Material Adverse Change from the Represented Condition, and (z) would have the probable effect of a reduction in the annual EBITDA of the Business to be acquired by Buyer hereunder of greater than $4,000,000, disregarding for the purposes of the foregoing clauses (y) and
(z) any representations and warranties made by Sellers with respect to any Excluded Liabilities;

             (d) The representations and warranties of Sellers contained in
Article IV other than in Sections 4.1, 4.2, 4.3, 4.5, 4.8, 4.15 and 4.16 of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and the failures of such representations and warranties to be true and correct (x) arise out of an impairment of the Business or its financial condition which can be remedied within six months of the Closing Date, (y) in the aggregate constitute a Material Adverse Change from the Represented Condition, and (z) would have the probable effect of a reduction in the annual EBITDA of the Business to be acquired by Buyer hereunder of greater than thirty percent (30%), disregarding for the purposes of the foregoing clauses (y) and (z) any representations and warranties made by Sellers with respect to any Excluded Liabilities;

             (e) The representations and warranties of Sellers contained in
Article IV other than in Sections 4.1, 4.2, 4.3, 4.5, 4.8, 4.15 and 4.16 of this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and the failures of such representations and warranties to be true and correct (x) arise out of an impairment of the Business or its financial condition which arises out of an event or events occurring other than in the ordinary course of the Business which can be remedied within six months of the Closing Date, (y) in the aggregate constitute a Material Adverse Change from the Represented Condition, and (z) would have the probable effect of a reduction in the annual EBITDA of the Business to be acquired by Buyer hereunder of greater than ten percent (10%) and less than thirty percent (30%), disregarding for the purposes of the foregoing clauses (y) and (z) any representations and warranties made by Sellers with respect to any Excluded Liabilities; provided, however, that the condition set forth in this Section 8.1(c) shall be subject to the provisions of Section 2.6 hereof.

             VIII.2 Consents and Regulatory Compliance. All Permits, consents, approvals and waivers from governmental authorities and other parties necessary to the consummation of the transactions contemplated hereby and for the operation of the Business by Buyer (including, without limitations all required third party consents to the assignment of the Assets to Buyer) shall have been obtained, except for those the absence of which would not have a material adverse effect on the Business to be conducted by Buyer or on the ability of Buyer or any Partnership to conduct the Business. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired. Notwithstanding the foregoing, the approval or consent of Buyer's senior or other lenders shall not be a condition to Buyer's obligation to consummate the transactions provided for hereby.

             VIII.3  No Actions or Court Orders.

                     (a) No Action by any governmental authority (including the OIG and the DOJ), any representative of a governmental authority (including the OIG and DOJ) or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or the validity or legality of the operation of the Business or the activities of any Entity and which could reasonably be expected to damage Buyer, the Assets or the Business materially, including, without limitation, materially and adversely affecting the right or annuity of Buyer, the Entities or any other owner of the Entities to own, operate, possess or transfer the Assets or any other interest in the Entities or the right or ability of Buyer mid the other Entity holders of or partners in the Entities to own or operate the Entities or the Business. Notwithstanding the foregoing, any Action by Messrs. Warlick or Brooks, or any other person or Entity (including a governmental Entity), against Parent or its Affiliates concerning Servicetrends (but not any other portion of the Assets or Business to be Transferred to Buyer pursuant hereto), including seeking to enjoin the sale of the Servicetrends Assets hereunder (but not any other portion of the Assets or Business to be Transferred to Buyer pursuant hereto), shall not be deemed a failure of the foregoing condition.

                     (b) There shall not be any Regulation or Court Order that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited.

             VIII.4 Opinion of Counsel. Sellers shall have delivered to Buyer an opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Sellers, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, with respect to the matters set forth in Exhibit N hereto.

             VIII.5 Certificates. Sellers shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

             VIII.6 Consents of Partners of the Partnerships; Amendment of Agreements.

                     (a) To the extent required by the respective Partnership Agreement, the partners and members in and of the Partnerships shall have (i) consented to the transfer of the interests of Sellers in the respective Partnerships to Buyer, and (ii) shall have entered into such other agreements and amendments required to effect such transfer and the consummation of the transactions contemplated hereby.

                     (b) All Put Agreements under which Buyer shall have succeeded to the interests of Seller hereunder, including, without limitation, those agreements listed on Exhibit L hereto, shall have been amended in a manner satisfactory to Buyer to enable Buyer to satisfy the obligation of Sellers thereunder except with respect to such obligations that are waived by Sellers.

             VIII.7 Conveyancing Documents; Release of Encumbrances. Sellers shall have executed and delivered each of documents described in Section 3.2 hereof and Sellers shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances (except Permitted Encumbrances), which document shall be in a form reasonably satisfactory to Buyer's counsel.

             VIII.8 Permits. Buyer and the Entities shall have obtained or been granted the right to use all Permits necessary to the operation of the Business, except where the failure to do so would not have a material adverse effect on the Business or the ability of Buyer or the Entities to conduct the Business and except for permits that will be transferable only after, and will be transferred after, consummation of the Transaction contemplated by this Agreement.

                                      IX.

                             CONSENTS TO ASSIGNMENT

             IX.1 Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereof or in any way adversely affect the rights of Buyer thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, Sellers will cooperate with Buyer, in all reasonable respects, to provide to Buyer the benefits under any such Contract, Lease, Permit or any claim or right, including, without limitation, enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section 9.1 shall affect Buyer's right to terminate this Agreement under Section 11.1 in the event that any consent or approval to the transfer of any Asset is not obtained.

                                       X.

                          ACTIONS BY SELLERS AND BUYER
                               AFTER THE CLOSING

             X.1 Books and Records. Each party agrees that it will cooperate with and make available to the other parties, during normal Business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section shall be subject to the terms of Section 11.11.

             X.2 Cooperation and Records Retention; Payment of Liabilities. Sellers and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and
(iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Sellers shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Following the Closing Date, Sellers shall pay promptly when due all of the debts and Liabilities of Sellers arising out of the conduct of the Business prior to the Closing, including any Liability for Taxes arising out of the conduct of the Business prior to the Closing, other than Assumed Liabilities.

             X.3 Survival of Representations, Etc. The representations and warranties of Buyer contained in Sections 5.3, 5.4 and 5.5 of this Agreement and those of Sellers contained in Sections 4.1(a), 4.1(c) (other than the first sentence of Section 4.1(c)), 4.1(d) (other than the first sentence of 4.1(d)), 4.1(e) (other than the first and second sentences of 4.1 (e)), 4.1(f), 4.2, 4.4, 4.5 (other than the first sentence of Section 4.5), 4.6, 4.7, 4.8, 4.9, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17(a), 4.17(b), 4.17(c) (other than the first sentence of Section 4.17(c)), 4.19, 4.21 (as and to the extent it relates to Servicetrends or the business thereof), 4.22, 4.23 and 4.24 of this Agreement shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time on or prior to the date which shall be) one year following the Closing. The representations and warranties of Sellers set forth in Section 4.27 (except for Section 4.27(f)) of this Agreement) shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time for the date which shall be) two years following the Closing. The representations and warranties of Buyer contained in Section 5.2 of the Agreement and those of Sellers contained in the first sentence of Section 4.1(c), in the first sentence of Section 4.1(d), in the first and second sentences of Section 4.1(e), in Section 4.3, in the first sentence of Section 4.5, in the first sentence of Section 4.17(c) and in
Section 4.27(f) of this Agreement shall survive the Closing without limitation and claims based upon or arising out of such representations or warranties may be asserted at any time before the expiration of the applicable statute of limitations (with extensions) applicable to claims made under this Agreement. The representations and warranties of Sellers set forth in Sections 4.18, 4.20, and 4.25 of this Agreement shall survive until (and claims based upon or arising out of such representations all warranties may be asserted at any time before) the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The representations and warranties of the parties to this Agreement set forth in
Article IV and V of this Agreement which are not referenced in this Section
10.3 shall expire upon the Closing. Subject to the foregoing, each of Buyer and the Sellers shall be entitled to rely upon the representations and warranties made by the other as set forth in this Agreement, and it shall not be a defense to any Claim that the other party was aware of the breach giving rise to such Claim. the termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by each party in a writing received by the other party prior to the expiration of the applicable survival period provided herein (any notice of a claim made against any or all of the Sellers may be delivered to Parent and upon deliver to Parent shall be deemed to have been delivered to and received by all Sellers).

             X.4     Indemnification.

                     (a) By Sellers. Subject to the limitations set forth in this Article 10, from and after the Closing Date, Sellers (including Parent), jointly and severally, shall indemnify, save and hold harmless Buyer, its Affiliates and Subsidiaries, and its and their respective Representatives, from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, fines penalties, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, any clean-up or remedial action), other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, including any of the foregoing incurred or suffered by any Entity (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Sellers, or any of them, in or pursuant to this Agreement, disregarding for the purpose of this Section 10.4(a) in determining whether there has been a breach by Sellers of any representation or warranty set forth in this Agreement any materiality standards or exceptions included in the representation or warranty at issue; (ii) any breach of any covenant or agreement made by Sellers, or any of them, in or pursuant to this Agreement;
(iii) any Excluded Liability or (iv) any Liabilities (y) for or arising out of or related to the violation by any Seller or Entity of any Health Care Laws prior to the Closing or (z) for or arising out of or related to any action taken or omission occurring prior to the Closing which, with notice, passage of time or both (whether before or after the Closing) would result in a violation by any Seller or any Entity, or any predecessor-in-interest to any Seller or Entity of an interest in any Entity, of any Health Care Law.

                     The term "Damages" as used in this Article 10 is not limited to matters asserted by third parties against Sellers or Buyer or any Entity, but includes Damages incurred or sustained by Sellers or Buyer or an Entity in the absence of third party claims. As used in this Article X, the term "Damages" shall include, with respect to any Entity, only Damages to the extent of the greater of (i) the Damages incurred by Buyer or any Affiliate thereof as a partner or member of such Entity, or (ii) the proportionate interest of the Buyer and its Affiliates in such Entity. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by any Seller of amounts for which the Seller is indemnified, shall not be a condition precedent to recovery.

                     (b) By Buyer. Subject to the limitations set forth in this Article 10 hereof, from and after the Closing Date, Buyer shall indemnify and save and hold harmless Sellers, their respective Affiliates and Subsidiaries, and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement, (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement, or
(iii) any Assumed Liability.

                     (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

                     (d) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party or parties, the party claiming such indemnification shall, subject to Section 10.3 give written notice (a "Claim Notice") to the indemnifying party (which, in the case of a Claim made by Buyer against any or all of the Sellers may be delivered to Parent and, upon delivery, shall be deemed for all purposes to have been delivered to and received by all Sellers) as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under the Section 10.4. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action,
(ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party or parties, such consent not to be unreasonably withheld, provided, however, if the remediation or resolution of any such Claim will occur on or at any property or is reasonably expected to have a material adverse effect on the Business operations of any Entity, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such remediation or resolution, including, without limitation, to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying parties' cost, risk and expense, and to compromise or settle such Claim. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will, upon delivering notice to such effect to the indemnifying party, have the right to undertake at the indemnifying party's or parties' cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assures the defense of the claim, the indemnified party will keep the indemnifying party or parties reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party or parties shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.4 and for any final judgment (subject to any right of appeal), and the indemnifying party or parties agree (in the case of Sellers, jointly and severally) to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

                     (e) Brokers and Finders. Pursuant to the provisions of this Section 10.4, Buyer shall indemnify, hold harmless and defend Sellers, and Sellers shall jointly and severally hold harmless and defend Buyer, from and against the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

                     (f)      Limitations.

                              (i)     From and after the Closing, neither Buyer
nor Sellers shall be liable to the other under this Section 10.4 for any Damages until the aggregate amount otherwise due the party being indemnified exceeds an accumulated total of One Million Three Hundred Thousand Dollars ($1,300,000) and thereafter shall be liable only to the extent the aggregate amount exceeds the accumulated total of One Million Three Hundred Thousand Dollars ($1,300,000). Notwithstanding the foregoing, Sellers shall be liable for any and all Damages incurred in connection with, arising out of or resulting from or incident to (a) any Excluded Liabilities, including without limitation all Liabilities of Sellers and the Entities (y) for or arising out of or related to the violation by any Seller or any Entity of any Health Care Laws prior to the Closing and (z) for or arising out of or related to any action taken or omission occurring prior to the Closing which, with notice, passage of time or both (whether before or after the Closing) would result in a violation by any Seller or any Entity of any Health Care Law(b) any knowing violation prior to Closing of any Regulation, (c) any conduct or course of action prior to Closing that a reasonably informed person engaged in the Business should have known constituted or would likely constitute a violation of a Regulation, and (d) the knowing breach of any representation and warrant hereunder; provided, further, that notwithstanding clause (a) of this sentence, Damages shall not include costs or expenses of Buyer incurred in connection with any restructuring or reconstitution of any Partnership to comply with Health Care Laws undertaken other than pursuant to a third party claim or Action.

                              (ii)    Notwithstanding any provision of this
Agreement to the contrary, Sellers' liability to Buyer hereunder for any and all breaches of any representations or warranties shall not exceed Fourteen Million Sixty-Two Thousand Five Hundred Dollars ($14,062,500).

                     (g) Representatives. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 10.4. Nothing herein shall relieve any party from any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

                     (h) Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Sellers hereby agree that the indemnity provisions of this Section 10.4 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of any Seller or Buyer to comply with any such laws that are applicable.

                     (h) Sole and Exclusive Remedy. Except as set forth in Section 11.1 hereof, the indemnification provisions contained in this
Section 10.4 are the sole and exclusive remedy of the parties for any breach of a representation, warranty, covenant or agreement contained in this Agreement.

             X.5 Taxes. Sellers shall pay, or cause to be paid, when due all Taxes for which Sellers are or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.

                                      XI.

                                 MISCELLANEOUS

             XI.1    Termination.

                     (a) Termination. This Agreement may be terminated at any time prior to Closing:

                              (i)     By mutual written consent of Buyer and
Parent;

                              (ii)    By Buyer or Parent if the Closing shall
not have occurred on or before the "Termination Date" (as defined below); provided however, that this provision shall not be available to either party if the other party has the right (or upon lapse of the 30-day period referred to in the following clause (iii) would have the right) to terminate this Agreement under clause (iii) of this Section 11.1(a);

                              (iii)   By Buyer in the event of a breach by
Sellers, or by Parent in the event of a breach by Buyer, of any representation, warranty, covenant or other agreement contained in this Agreement which (a) would give rise to the failure of a condition set forth in Article VIII or
Article VII, respectively, of this Agreement, and (b) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (a "Material Breach"), provided that the terminating party (or if the terminating party is the Parent, provided a Seller) is not then in material Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

                              (iv)    By either Buyer or Parent if any court of
competent jurisdiction or other governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

The term "Termination Date" shall mean the date which is sixty (60) days from the date of this Agreement.

                     (b) In the Event of Termination. In the event of termination of this Agreement:

                              (i)     Each party will deliver all documents,
work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                              (ii)    The provisions of Section 11.11 shall
remain in full force and effect.

                     (c)      Liquidated Damages.

                              (i) If the transactions contemplated hereby are
not consummated as a result of

                                      (x) the breach of the covenants,
                     agreements, representations or warranties of Buyer hereunder; or

                                      (y) a termination hereof pursuant to
                     Section 11.1(a)(ii) hereof prior to which Seller shall have substantially performed its obligations hereunder the performance of which are conditions to Buyer's obligation to consummate the transactions contemplated hereby,

Buyer shall pay Parent as liquidated damages the amount of Seven Million Dollars ($7,000,000) plus all expenses reasonably incurred by Parent in connection with this Agreement and collection of such fee; provided, however, that no fee shall be payable pursuant to this Section 11(c)(i) with respect to a termination referenced in paragraph (y) hereof that occurs

                     (1) as a result of the failure to obtain all consents
             required under the Partnership Agreements in connection with the transactions contemplated by this Agreement;

                     (2) if any approval of the transactions contemplated
             hereby required under the HSR Act shall not have been obtained or the waiting periods thereunder shall not have expired;

                     (3) as a result of the failure of any other Permit,
             consent, approval or waiver referenced in first sentence of
             Section 8.2 hereof to have been obtained theretofore;

                     (4) as a result of the failure of any of the conditions
             set forth in Sections 8.3, 8.5, 8.6, 8.7 and 8.8 hereof not having been theretofore satisfied other than as a result of the actions or omissions of Buyer or its Representatives taken or omitted, respectively, other than pursuant to this Agreement;

                     (5) as a result of the failure of the condition set forth
             in Section 8.4 hereof not having been theretofore satisfied; or

                     (6) as a result of the failure of the condition set forth
             in Section 7.3 other than as a result of the actions or omissions of Buyer or its Representatives taken or omitted, respectively, other than pursuant to this Agreement,

in any of the foregoing cases other than as a result of the breach of this Agreement by Buyer. If the above fee is paid as set forth above, such payment shall be the sole and exclusive remedy of Sellers against Buyer hereunder.

                              (ii) If the transactions contemplated hereby are
not consummated as a result of Seller entering into a definitive agreement to sell the Business for a purchase price higher than the Purchase Price or providing for a merger, consolidation, sale of all or substantially all assets, reorganization, recapitalization, business combination or other transaction which by its terms requires Sellers not to consummate the transactions contemplated hereby, Parent shall pay to Buyer a fee in the amount of Seven Million Dollars ($7,000,000) plus all expenses reasonably incurred by Buyer in connection with this Agreement and collection of such fee. The Parties hereto acknowledge that Parent's Board of Directors has fiduciary duties under applicable law and may terminate this Agreement in the exercise thereof; provided, however, that upon termination hereof by Sellers pursuant thereto, Parent shall pay to Buyer the above-referenced fee. If the fee is paid pursuant to this Section as set forth above, such payment shall be the sole and exclusive remedy of Buyer against Sellers hereunder.

                     (d) Specific Performance. No provision of this Agreement shall limit or restrict the availability of specific performance or injunctive or other equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

             XI.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Buyer may, without such consent, (i) assign its rights hereunder (but not its obligations to any Seller hereunder) to one or more direct or indirect wholly owned subsidiaries, it being understood that a direct or indirect wholly owned subsidiary of Buyer may assume Assumed Liabilities, and/or assign all such rights to any lender as collateral security and assign any and all such rights to one or more wholly-owned subsidiaries (or one or more partnerships controlled by Buyer). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

             XI.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method (upon confirmation of delivery); the business day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                     If to Parent or any Seller, addressed to:

                              Coram Healthcare Corporation
                              1125 17th Street, Suite 2100
                              Denver, Colorado 80202
                              Attention: Chief Financial Officer

                     With copies to:

                              Coram Healthcare Corporation
                              1121 Alderman Drive
                              Alpharetta, Georgia 30202
                              Attention: Legal Department
                     and

                              Paul, Hastings, Janofsky & Walker LLP
                              555 South Flower Street, Suite 2300
                              Los Angeles, California 90071
                              Facsimile: (213) 627-0705
                              Attention: David L. Gersh, Esq.

                     If to Buyer:

                              Integrated Health Services, Inc.
                              10065 Red Run Boulevard
                              Owings Mills, Maryland 21117
                              Attention: Taylor Pickett and
                                         Marshall Elkins, Esq.

                     with a copy to:

                              Blass & Driggs
                              461 Fifth Avenue
                              New York, NY  10017
                              Facsimile: (212) 447-5428
                              Attention: Michael S. Blass, Esq.


             XI.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of Delaware law).

             XI.5 Entire Agreement, Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule), that certain Confidentiality Agreement dated July 17, 1997 between Buyer and Parent and all agreements entered into contemporaneously herewith or in furtherance of the transactions contemplated hereby constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

             XI.6 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             XI.7 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

             XI.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

             XI.9 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meanings or interpretation of this Agreement.

             XI.10 Public Statements and Press Releases. The parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other party as to the content and time of release of and the media in which such statements or announcement is to be made, provided, however, that in the case of announcements, statements, acknowledgments or revelations which either party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgments or revelation by the party so required to do so by law shall not constitute a breach of this Agreement if such party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other party. Each party hereto agrees that it will not unreasonably withhold any such consent or clearance.

             XI.11   Confidential Information.

                     (a) No Disclosure. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 11.10.

                     (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Buyer acknowledges that it will have access to confidential information relating to Parent, Sellers and the Entities (which information, together with all analyses, compilations, studies or other documents, records or data prepared by any party hereto or its affiliates or Representatives, is referred to herein as "Parent Confidential Information"), and Parent, Sellers, the Entities and affiliates of the Parent. Sellers and the Entities (collectively the "Parent and Related Parties") will have access to confidential information relating to Buyer (which information together with all analyses, compilations, studies or other documents, records or data prepared by any party hereto or its Affiliates or Representatives, is referred to herein as "Buyer Confidential Information"). The term "Parent Confidential Information" does not include information received by Buyer in connection with the actions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Representatives, (ii) was within Buyer's possession prior to its being furnished to Buyer by or on behalf of any of the Parent and Related Parties in connection with the transactions contemplated hereby, provided that the source of such





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
information was not known by Buyer to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any of the Parties and Related Parties or any other Person with respect to such information or (iii) becomes available to Buyer on a non-confidential basis from a source other than any of the Parent and Related Parties or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any of the Parent and Related Parties or any other Person with respect to such information. The term "Buyer Confidential Information" does not include information received by any of the Parent and Related Parties in connection with the transactions contemplated hereby which
(i) is or becomes generally available to the public other than as a result of a disclosure by any of the Parent and Related Parties, Buyer or any of their Representatives, (ii) was within the possession of either the Parent or Related Parties prior to its being furnished to any of the Parent and Related Parties by or on behalf of Buyer in connection with the transactions contemplated hereby, provided that the source of such information was not known by any of the Parent and Related Parties to be bound by a confidential agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer or any other Person with respect to such information or (iii) becomes available to any of the Parent and Related Parties on a non-confidential basis from a source other than Buyer or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer or any other Person with respect to such information.

                     (c) Buyer shall treat all Parent Confidential Information, and Sellers shall (and shall use all reasonable efforts to insure that all other Parent and Related Parties shall) treat all Buyer Confidential Information except to its or their Representatives and Affiliates who need to know such Parent Confidential Information or Buyer Confidential Information, respectively, in connection with the transactions contemplated hereby. Buyer shall use all reasonable efforts to cause its Representatives to treat all Parent Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Parent Confidential Information. Sellers shall use all reasonable efforts to cause their Representatives and the Representatives of all other Parent and Related Parties to treat all Buyer Confidential Information as confidential. preserve the confidentiality thereof and not disclose any Buyer Confidential Information. Buyer shall be responsible for any breach of this Agreement by any of its Representatives and Sellers shall be jointly and severally liable for any breach of this Agreement by any of their Representatives or any Representatives of any of the other Parent and Related Parties. If, however, Parent Confidential Information is disclosed, Buyer shall immediately notify Parent in writing and take all reasonable steps required to prevent further disclosure, and if Buyer Confidential Information is disclosed, Parent (or any other Seller with knowledge of such disclosure) shall immediately notify Buyer in writing and Sellers shall take all reassemble steps required to prevent further disclosure.

                     (d) Until the Closing, all Parent Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, (i) Buyer shall, and shall cause its Representatives to, return to Parent all Parent Confidential Information (including all copies, summaries and extracts thereof) furnished to Buyer in connection with the transactions contemplated hereby, and (ii) Sellers shall, and shall cause their Representatives and all other Parent and Related Parties and their respective Representatives to return to Buyer all Buyer Confidential Information (including all copies, summaries and extracts thereof) furnished to any of them in connection with the transactions contemplated hereby.

                     (e) If Buyer or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Parent Confidential Information, Buyer shall provide Parent with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to mailing such disclosure, so that Parent may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 11.11. If, in the absence of a protective order or other remedy or the receipt of such a waiver, Buyer or any of its Representatives or Affiliates are nonetheless, in the opinion of counsel, legally compelled to disclose Parent Confidential Information, then Buyer or its Representatives or Affiliates may disclose that portion of the Parent Confidential Information which such counsel advises is legally required to be disclosed, provided that Buyer uses its reasonable efforts to preserve the confidentiality of the Parent Confidential Information, whereupon such disclosure shall not constitute a breach of the provisions of this Section 11.11.

                     (f) If any of the Sellers or any other Parent and Related Parties or any of their Representatives of Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by opinion of law to disclose any Buyer Confidential Information, Parent shall provide Buyer with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that Buyer may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 11.11. If, in the absence of a protective order or other remedy or the receipt of such a waiver, any of the Sellers or any other Parent and Related Parties or any of their Representatives or Affiliates are nonetheless, in the opinion of counsel, legally compelled to disclose Buyer Confidential Information, then Sellers or the other Parent and Related Parties involved or their Representatives or Affiliates may disclose that portion of the Buyer Confidential Information which such counsel advises is legally required to be disclosed, provided that Parent uses its reasonable efforts to insure the preservation of the confidentiality of the Buyer Confidential Information, whereupon such disclosure shall not constitute a breach of the provisions of this Section 11.11.

             XI.12 Cumulative Remedies. Except as provided herein to the contrary, all rights and remedies of either party hereto are cumulative of each other and of every other right or recovery such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.


             XI.13 Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties after the Closing arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article X, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in New York, New York, administered by Endispute, Inc. d/b/a JAMS/Endispute ("JAMS"), in accordance with JAMS' rules of practice then in effect or such other procedures as the parties may agree to prior to the Closing. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil juridical proceedings. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The parties shall cause the arbitrator to reduce its findings of fact and conclusions of law to writing.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written,


INTEGRATED HEALTH SERVICES, INC., a T2 MEDICAL, INC., a Delaware corporation Delaware corporation

By:                                     By:
   ----------------------------------      ------------------------------------

Name:                                   Name:
     --------------------------------        ----------------------------------

Title:                                  Title:
      -------------------------------         ---------------------------------



                                        CORAM HEALTHCARE CORPORATION OF GREATER
                                        NEW YORK, a New York corporation


                                        By:
                                           ------------------------------------

                                        Name:
                                             ----------------------------------

                                        Title:
                                              ---------------------------------


                                        CORAM HEALTHCARE CORPORATION,
                                        a Delaware corporation



                                        By:
                                           ------------------------------------

                                        Name:
                                             ----------------------------------

                                        Title:
                                              ---------------------------------